EXHIBIT 4.1

SEVENTH AMENDED AND RESTATED LOAN CONTRACT

Dated as of April 15, 2011

between

OGLETHORPE POWER CORPORATION

(AN ELECTRIC MEMBERSHIP CORPORATION)

and

UNITED STATES OF AMERICA

RUS Project Designation:

Georgia 109 “W8” and “X8” OPC

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ii

iii

SCHEDULES AND EXHIBITS

Schedule 1	Contemporaneous Loans and Outstanding Notes

Schedule 2	Plant Agreements

Schedule 3	Subsidiaries

Schedule 4	Additional Affirmative and Negative Covenants

Schedule 5	Litigation

Schedule 6	Last Day for an Advance Under the New FFB Notes

Exhibit A	Equal Opportunity Contract Provisions

Exhibit B	Description of Rating Agency Services

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SEVENTH AMENDED AND RESTATED LOAN CONTRACT

THIS SEVENTH AMENDED AND RESTATED LOAN CONTRACT, dated as of April 15, 2011, is between OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), formerly known as Oglethorpe Power Corporation (An Electric Membership Generation & Transmission Corporation) (together with any successors and assigns, the “Borrower”), a corporation organized and existing under the laws of the State of Georgia (the “State”), and the UNITED STATES OF AMERICA (the “Government”), acting by and through the Administrator (together with any person succeeding to the powers and rights of the Administrator with respect to this Agreement, the “Administrator”) of the Rural Utilities Service (together with any agency succeeding to the powers and rights of the Rural Utilities Service with respect to this Agreement, the “RUS”), and amends and restates that certain Sixth Amended and Restated Loan Contract, dated as of August 13, 2010, between the Borrower and the Government, acting by and through the Administrator of the RUS (the “Existing Loan Contract”).

RECITALS

WHEREAS, the Borrower has incurred, pursuant to the Act (as defined in Article I) and under the Existing Loan Contract, certain indebtedness and other obligations to, or guaranteed by, the Government, acting by and through the Administrator of the RUS, which indebtedness and other obligations are evidenced by the Outstanding Notes (as defined in Article I); and

WHEREAS, the Borrower has entered into that certain Indenture (as defined in Article I), pursuant to which the Borrower has granted security title to and a security interest in substantially all of its real and personal property to secure the indebtedness and other obligations evidenced by the Outstanding Notes and to secure certain other indebtedness; and

WHEREAS, in order to provide for the Borrower incurring, pursuant to the Act, certain additional indebtedness and other obligations to, or guaranteed by, the Government, acting by and through the Administrator of the RUS, which additional indebtedness and other obligations will be evidenced by the New Notes (as defined in Article I), the Borrower and the RUS desire to amend and restate the Existing Loan Contract as hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto amend and restate the Existing Loan Contract to read in its entirety, and agree and bind themselves, as follows:

ARTICLE I - DEFINITIONS

Capitalized terms that are not defined herein shall have the meanings set forth in the Indenture.  The terms defined herein include both the plural and the singular.  Unless otherwise specifically provided, all accounting terms not otherwise defined herein shall have the meanings assigned to them, and all determinations and computations herein provided for shall be made, in accordance with Accounting Requirements.

“Accounting Requirements” shall have the meaning given such term in the Indenture.

“Act” shall mean the Rural Electrification Act of 1936, as amended.

“Advance” or “Advances” shall mean an advance or advances made or approved by the RUS under any Partially Unadvanced Note payable to FFB or under any New FFB Note.

“Agreement” shall mean this Seventh Amended and Restated Loan Contract, as it may be amended or supplemented from time to time, together with all schedules and exhibits hereto.

“Business Day” shall mean any day that the RUS and FFB are both open for business.

“Contemporaneous Loans” shall mean those loans identified as such on Schedule 1 hereto.  Any loan used to refinance or refund a Contemporaneous Loan is also considered to be a Contemporaneous Loan.

“Credit Rating” shall mean a rating assigned by a Rating Agency (i) to any long-term indebtedness (that is not subject to Credit Enhancement) (including, without limitation, indebtedness issued by any governmental authority with respect to which the Borrower is an obligor) secured directly or indirectly under the Indenture or (ii) if a Rating Agency has not assigned a rating to indebtedness of the type described in clause (i) hereof, a “shadow rating” of the Borrower’s senior, secured long-term indebtedness (that is not subject to Credit Enhancement).

“Current Refunding” shall mean any refinancing or refunding of indebtedness that occurs not more than ninety (90) days following the Stated Maturity of such indebtedness.

“Designation Notice” shall have the meaning as defined in Section 4.1(b).

“Equity” shall mean the Borrower’s total margins and equities computed in accordance with Accounting Requirements.

“Events of Default” shall have the meaning as defined in Article VII.

“FERC” shall mean the Federal Energy Regulatory Commission, or any agency or other governmental body succeeding to the functions thereof.

“FFB” shall mean the Federal Financing Bank, an instrumentality and wholly-owned corporation of the Government, and any successor to the powers and rights thereof with respect to the Notes.

“Fitch” shall mean Fitch Ratings, Ltd. and any successor thereto.

“General Manager” shall mean the President and Chief Executive Officer of the Borrower or the person performing the duties of a chief executive officer if no person holds such title and, in the event of any dispute between the Borrower and the Government as to who is the

General Manager, the Administrator may designate a person or position that shall be the General Manager for purposes of this Agreement.

“Highest Oversight Period” shall mean (x) as to an event described in clause (i) or (iv), any period commencing on the date that such event has occurred and ending on the date that such event has ended, and (y) as to an event described in clause (ii) or (iii), any period commencing on the date that the Borrower receives written notice from the Administrator that such event has occurred (which notice shall set forth the basis for concluding that such event has occurred) and ending on the date that the Borrower receives written notice from the Administrator that such period has ended:

(i)                                     the Borrower has been assigned a Credit Rating of less than “Ba3” (or its then current equivalent) in the case of Moody’s, “BB-” (or its then current equivalent) in the case of S&P, “BB-” (or its then current equivalent) in the case of Fitch, or the then current equivalent by any other Rating Agency then assigning a Credit Rating;

(ii)                                  the Administrator determines that the System is incapable of providing reliable service to the members of the Borrower pursuant to the terms of the Wholesale Power Contracts;

(iii)                               the Administrator determines that, as a consequence of any change in the condition, financial or otherwise, operations, properties or business of the Borrower, the Borrower will be unable to perform its material obligations under (a) this Agreement, (b) the Wholesale Power Contracts, (c) the Notes, or (d) the Indenture; or

(iv)                              the occurrence of an Event of Default under the Indenture, or any event which with the passage of time or giving of notice, or both, would constitute an Event of Default under the Indenture.

“Increased Oversight Period” shall mean any period (other than a Highest Oversight Period) during which the Borrower has been assigned a Credit Rating below investment grade by at least two (2) Rating Agencies. For purposes of this definition, an investment grade rating shall mean, in the case of Moody’s, a rating of “Baa3” (or its then current equivalent) or higher, in the case of S&P, a rating of “BBB-” (or its then current equivalent) or higher, in the case of Fitch, a rating of “BBB-” (or its then current equivalent) or higher, and in the case of any other Rating Agency, the then current equivalent thereof.

“Indenture” shall mean the Indenture, dated as of March 1, 1997, entered into by the Borrower and U.S. Bank National Association, as successor to SunTrust Bank, formerly known as SunTrust Bank, Atlanta, as trustee, and all amendments and supplements thereto.

“Investment” shall mean any loan or advance to, or any investment in, or purchase or commitment to purchase any stock, bonds, notes or other securities of, or guaranty, assumption or other obligation or liability with respect to the obligations of, any other person, firm or corporation, except investments in securities or deposits issued, guaranteed or fully insured as to payment by the Government or any agency thereof.

“Laws” shall have the meaning as defined in Paragraph (e) of Article II.

“Loans” shall mean the loans and other obligations described in Article III.

“Loan Documents” shall mean, collectively, this Agreement, the Indenture and the related documents delivered thereunder, the Notes and the Lockbox Agreement.

“Lockbox Agreement” shall mean that certain Lockbox Agreement, dated as of March 1, 1997, among the Borrower, U.S. Bank National Association, as successor to SunTrust Bank, formerly known as SunTrust Bank, Atlanta, and the Trustee.

“Material Adverse Effect” shall mean a material adverse effect on the Borrower’s overall condition, financial or otherwise, operations, properties, margins or business or on the ability of the Borrower to perform its obligations under the Loan Documents.

“Moody’s” shall mean Moody’s Investors Service, Inc., and any successor thereto.

“New FFB Notes” shall mean, collectively, the W-8 FFB Note and the X-8 FFB Note.

“New Loan Documents” shall mean, collectively, this Agreement, the New Notes and the supplement to the Indenture pursuant to which the New Notes are issued.

“New Notes” shall mean, collectively, the W-8 FFB Note, the W-8 Reimbursement Note, the X-8 FFB Note and the X-8 Reimbursement Note.

“Notes” shall mean, collectively, the Outstanding Notes and the New Notes.

“Outstanding Notes” shall mean those notes, other than the New Notes, of the Borrower outstanding on the date hereof payable to the order of FFB, the payment of which is guaranteed by the Government, acting by and through the Administrator of the RUS, pursuant to the Act, and those notes, other than the New Notes, of the Borrower outstanding on the date hereof payable to the order of the Government evidencing loans made by the Government, acting by and through the Administrator of the RUS, pursuant to the Act, or evidencing reimbursement obligations of the Borrower to the Government with respect to the Government’s guarantee of the payment of certain notes payable to the order of FFB, all as specifically identified on Schedule 1 hereto, and all amendments, supplements, extensions and replacements to, of or for such notes.

“Partially Unadvanced Notes” shall mean those Outstanding Notes, if any, identified as Partially Unadvanced Notes on Schedule 1 hereto, as to which portions of the available principal amount thereunder remain unadvanced.

“Plant Agreements” shall mean those agreements relating to the ownership and operation of generating facilities described on Schedule 2 hereto.

“Prudent Utility Practice” shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry in the region during the relevant time period, or any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at lowest reasonable cost consistent with good business practices, reliability, safety and expedition.  “Prudent Utility Practice” is not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather to include a spectrum of possible practices, methods or acts generally in acceptance in the region in light of the circumstances.

“Rates” shall have the meaning given such term in the Indenture.

“Rating Agency” shall mean S&P, Moody’s, Fitch or, provided that it is acceptable to the RUS, any other nationally recognized statistical rating organization (within the meaning of the rules of the United States Securities and Exchange Commission).

“RUS Form 12” shall mean the version of RUS Form 12 (including subdivisions thereof including, but not limited to, RUS Form 12a) submitted by the Borrower and dated as of December 31, 2010 or corresponding information in future versions of such form or any form required by RUS in substitution therefor containing corresponding information.

“RUS Regulations” shall mean the rules, regulations and bulletins of general applicability published by the RUS from time to time as such rules, regulations and bulletins exist at the date of applicability thereof, and, unless the context clearly demonstrates a contrary intent, shall also include any rules and regulations of other Federal entities which the RUS is required by law to implement.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Short-Term Indebtedness” shall have the meaning as defined in Section 6.19.

“Special Construction Account” shall have the meaning as defined in Section 5.12.

“Subsidiary” shall mean a corporation or other entity that is a subsidiary of the Borrower and subject to the Borrower’s control, as defined by Accounting Requirements.

“System” shall mean all electric properties and interest in electric properties of the Borrower, it being the intent that “System” be broadly construed to encompass and include the Borrower’s interests in all electric production, transmission, distribution, conservation, load management, general plant and other related facilities, equipment or property and in any mine, well, pipeline, plant, structure or other facility for the development, production, manufacture, storage, fabrication or processing of fossil, nuclear or other fuel of any kind or in any facility or rights with respect to the supply of water, in each case for use, in whole or in major part, in any of the Borrower’s generating plants, now existing or hereafter acquired by lease, contract, purchase or otherwise or constructed by the Borrower, including any interest or participation of the Borrower in any such facilities or any rights to the output or capacity thereof, together with all additions, betterments, extensions and improvements to said System or any part thereof hereafter made and together with all lands, easements and rights-of-way of the Borrower and all other works, property or structures of the Borrower and contract rights and other tangible and intangible assets of the Borrower used or useful in connection with or related to said System, including, without limitation, a contract right or other contractual arrangement for the long-term or short-term interconnection, interchange, exchange, pooling, wheeling, transmission, purchase or sale of electric power and energy and other similar arrangements with entities having generation or transmission capabilities; provided, however, that “System” shall not include any property constituting Excepted Property or Excludable Property.

“Total Utility Plant” shall mean the amount constituting the total utility plant (gross) of the Borrower computed in accordance with Accounting Requirements.

“W-8 Loan” shall have the meaning as defined in Section 3.1(b).

“W-8 FFB Note” shall mean the note of the Borrower, dated as of April 15, 2011, payable to the order of FFB in the face principal amount of $203,100,000, the payment of which is guaranteed by the Government, acting by and through the Administrator of the RUS, pursuant to the Act, and all amendments, supplements, extensions and replacements to, of or for such note.

“W-8 Reimbursement Note” shall mean the note of the Borrower, dated as of April 15, 2011, evidencing the reimbursement obligations of the Borrower to the Government, acting by and through the Administrator of the RUS, with respect to the Government’s guarantee of the W-8 FFB Note, and all amendments, supplements, extensions and replacements to, of or for such note.

“Wholesale Power Contracts” shall mean the Amended and Restated Wholesale Power Contracts, each dated as of January 1, 2003, by and between the Borrower and its members, as amended by the First Amendments to Amended and Restated Wholesale Power Contracts, each dated as of June 1, 2005, and all amendments, supplements or replacements thereto or thereof.

“X-8 Loan” shall have the meaning as defined in Section 3.1(c).

“X-8 FFB Note” shall mean the note of the Borrower, dated as of April 15, 2011, payable to the order of FFB in the face principal amount of $170,000,000, the payment of which is guaranteed by the Government, acting by and through the Administrator of the RUS, pursuant to the Act, and all amendments, supplements, extensions and replacements to, of or for such note.

“X-8 Reimbursement Note” shall mean the note of the Borrower, dated as of April 15, 2011, evidencing the reimbursement obligations of the Borrower to the Government, acting by and through the Administrator of the RUS, with respect to the Government’s guarantee of the X-8 FFB Note, and all amendments, supplements, extensions and replacements to, of or for such note.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

Recognizing that the RUS is relying hereon, the Borrower represents and warrants, as of the date of this Agreement, as follows:

(a)                                  Organization; Power, Etc.  The Borrower: (i) is duly organized, validly existing, and in good standing under the laws of the State; (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary; (iii) has all requisite corporate and legal power to own and operate its assets and to carry on its business and to enter into and perform its obligations under the Loan Documents; (iv) has duly and lawfully obtained and maintained all material licenses, certificates, permits, authorizations and approvals which are necessary to the conduct of its business or required by applicable Laws; and (v) is eligible to obtain the financial assistance from the RUS contemplated by this Agreement.

(b)                                 Authority.  The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents and the performance of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and do not violate any provision of law or of the Articles of Incorporation or By-Laws of the Borrower or result in a breach of, or constitute a default under, any agreement, indenture or other instrument to which the Borrower is a party or by which it or its properties may be bound.

(c)                                  Consents.  No consent, permission, authorization, order or license of any governmental authority is necessary in connection with the execution, delivery or performance of the Loan Documents, except such as have been obtained and are in full force and effect.

(d)                                 Binding Agreement.  Each of the Loan Documents is, or when executed and delivered will be, the legal, valid, and binding obligation of the Borrower, enforceable in accordance with its terms, subject only to limitations on enforceability imposed in equity or by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

(e)                                  Compliance With Laws.  The Borrower is in compliance in all material respects with all federal, state and local laws, rules, regulations, ordinances, codes and orders (collectively, “Laws”), the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

(f)                                    Litigation.  Attached as Schedule 5 hereto is a list of all pending or, to the Borrower’s knowledge, threatened legal, arbitration or governmental actions or proceedings to which, as of the date of this Agreement, the Borrower is a party or to which any of its property is subject, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(g)                                 Financial Statements; No Material Adverse Change; Etc.  The financial statements of the Borrower dated as of December 31, 2010, and for the period then ended, present fairly, in all material respects, the financial position of the Borrower and the results of its operations in conformity with Accounting Requirements.  Since the date thereof, there has been no material adverse change in the financial condition or operations of the Borrower.

(h)                                 Budgets; Projections; Etc.  All budgets, projections, appraisals, feasibility studies and other documentation submitted by the Borrower to the RUS and any Rating Agency assigning a Credit Rating were based on assumptions that were reasonable at the time submitted; and, as of the date hereof, Oglethorpe has updated such budgets, projections, appraisals, feasibility studies and other documentation as required by RUS and any Rating Agency and in connection with customary updates provided to Rating Agencies assigning a Credit Rating.

(i)                                     Location of Properties.  All real property and interests therein of the Borrower is located in the states and counties identified in the Indenture.

(j)                                     Principal Place of Business; Records.  The principal place of business and chief executive office of the Borrower are at the address of the Borrower specified in Section 9.2.

(k)                                  Subsidiaries.  The Borrower’s Subsidiaries are identified on Schedule 3 hereto, and the Borrower has no other Subsidiaries.

(l)                                     Defaults Under Other Agreements. No default by the Borrower has occurred under any agreement or instrument to which the Borrower is a party or to which any of its property is subject that could reasonably be expected to have a Material Adverse Effect.

(m)                               Title to Property.  As to the property which is included in the description of the Trust Estate, the Borrower holds good and marketable title to all of its fee and leasehold interests in real property and owns all of its personal property, free and clear of any lien or encumbrance other than the lien of the Indenture, Permitted Exceptions and liens permitted by Section 13.6 of the Indenture.

(n)                                 Survival.  All representations and warranties made by the Borrower herein or made in any certificate delivered pursuant hereto shall survive the making of the Advances.

ARTICLE III - THE LOANS

Section 3.1                                   The Loans

(a)                                  Existing Loans Evidenced by the Outstanding Notes.  To finance, pursuant to the provisions of the Act, the construction of the System for the purpose of furnishing electric energy to persons in rural areas not receiving central station electric service, (i) the Borrower has borrowed funds from the Government, acting by and through the Administrator of the RUS, evidenced by the Outstanding Notes payable to the Government, (ii) the Borrower has borrowed funds from FFB, evidenced by the Outstanding Notes payable to FFB, and the Government, acting by and through the Administrator of the RUS, has guaranteed the repayment of such funds, and (iii) the Borrower has agreed to reimburse the Government, acting by and through the Administrator of the RUS, for amounts paid by the Government on account of its guarantee of funds borrowed by the Borrower from FFB, which reimbursement obligations are evidenced by the Outstanding Notes payable to the Government in respect of such reimbursement obligations.

(b)                                 W-8 Loan.  To finance, pursuant to the provisions of the Act, certain improvements to the System, the RUS agrees to guarantee the payment of a loan in the amount of $203,100,000 to be made by FFB to the Borrower (the “W-8 Loan”).

(c)                                  X-8 Loan.  To finance, pursuant to the provisions of the Act, certain improvements to the System, the RUS agrees to guarantee the payment of a loan in the amount of $170,000,000 to be made by FFB to the Borrower (the “X-8 Loan”).

Section 3.2                                   No Further Advances

Except with respect to any Partially Unadvanced Note, the Borrower acknowledges and agrees that all amounts to be advanced to the Borrower under the Outstanding Notes have been advanced and neither FFB nor the Government, acting by and through the Administrator of the RUS, is under any obligation to make any further advances to the Borrower under such Outstanding Notes (other than with respect to payments by the Government on account of its guarantees of certain Outstanding Notes payable to FFB).

Section 3.3                                   Advances under any Partially Unadvanced Note or any New FFB Note

With respect to Advances to be made under any Partially Unadvanced Note or any New FFB Note, the RUS agrees to make or approve and the Borrower agrees to request such Advances on the terms and conditions of this Agreement.  The Borrower shall give the RUS written notice of the date on which each Advance is requested to be made in accordance with RUS policies and procedures.

Section 3.4                                   Interest Rates and Payment

(a)                                  Interest Rates.  The Notes shall be payable and bear interest as therein provided.

(b)                                 Electronic Funds Transfer.  Except as otherwise prescribed by the RUS, the Borrower shall make all payments on the Notes utilizing electronic funds transfer procedures as specified by the RUS.

Section 3.5                                   Prepayment

The Borrower has no right to prepay any Note in whole or in part except such rights, if any, as are expressly provided for in each Note or as may be provided by Law.  However, prepayment of any Outstanding Note (and any penalties) relating to a Contemporaneous Loan shall be mandatory under Section 5.4.

Section 3.6                                   Last Day for an Advance under the New FFB Notes

Funds under any New FFB Note will only be advanced pursuant to the terms of this Agreement and such New FFB Note.  No funds under any New FFB Note will be advanced subsequent to the Last Day for an Advance (as identified on Schedule 6 of this Agreement) for such New FFB Note except in accordance with the provisions relating thereto in Schedule 6 of this Agreement and such New FFB Note.

ARTICLE IV - CONDITIONS OF LENDING

Section 4.1                                   General Conditions

In connection with the execution and delivery of this Agreement, each of the following conditions shall be satisfied (all documents, certificates and other evidence of such conditions are to be satisfactory to the RUS in its discretion; such satisfaction (or waiver thereof) to be evidenced by the execution by the RUS of this Agreement):

(a)                                  Legal Matters.  All legal matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to counsel for the RUS;

(b)                                 FFB.  FFB shall have agreed, with RUS approval, to make the W-8 Loan and the X-8 Loan.

(c)                                  Loan Documents.  The RUS shall receive duly executed originals of the New Loan Documents.  The W-8 FFB Note, the X-8 FFB Note, the W-8 Reimbursement Note, the X-8 Reimbursement Note and this Agreement must be received within ninety (90) days of the date of the Designation Notices for the W-8 FFB Note and the X-8 FFB Note committing FFB to purchase such New FFB Notes (the “Designation Notices”) in the manner prescribed in such Designation Notices and all conditions set forth in such Designation Notices and the contract of guarantee must be satisfied;

(d)                                 Authorization.  The RUS shall receive evidence satisfactory to it that all corporate documents and proceedings of the Borrower necessary for duly authorizing the execution, delivery and performance of the New Loan Documents have been obtained and are in full force and effect;

(e)                                  Approvals.  The RUS shall receive evidence satisfactory to it that all consents and approvals which are necessary for, or required as a condition of, the validity and enforceability of each of the New Loan Documents have been obtained and are in full force and effect;

(f)                                    Indenture Filing.  That a supplement to the Indenture shall be duly executed and delivered and, to the extent necessary to secure the New Notes under the lien of the Indenture, duly recorded and filed in all jurisdictions where the Borrower owns real property and fixtures, all in accordance with applicable Laws, and the Borrower shall cause satisfactory evidence thereof to be furnished to the RUS;

(g)                                 New Notes.  That each of the New Notes shall be authenticated and delivered by the Trustee and shall be entitled to the benefits of and secured by the lien of the Indenture equally and ratably with all other Outstanding Secured Obligations under the Indenture, and RUS shall have received copies of all certificates and opinions that were delivered to the Trustee in connection with the Trustee’s authentication and delivery of the New Notes; and

(h)                                 Opinion of Counsel.  The RUS shall receive an opinion of counsel for the Borrower (who shall be acceptable to the RUS) with respect to the New Loan Documents, in form and content acceptable to the RUS.

Section 4.2                                   Conditions to Advances Under any Partially Unadvanced Note or any New FFB Note

The obligation of the RUS to approve any Advance under any Partially Unadvanced Note or any New FFB Note is subject to the satisfaction of each of the following conditions precedent on or before the date of such Advance (all documents, certificates and other evidence of such conditions precedent are to be satisfactory to the RUS in its reasonable discretion; such satisfaction (or waiver thereof) to be evidenced by the approval or making of the requested Advance):

(a)                                  Continuing Representations and Warranties.  That the representations and warranties of the Borrower contained in this Agreement be true and correct on and as of the date of such Advance as though made on and as of such date (except for any representation or warranty limited by its terms to a specific date; provided that the representations contained in Paragraph (g) of Article II shall be deemed made as of and since the date of the last audited financials of the Borrower);

(b)                                 Wholesale Power Contract.  That the Borrower shall not be in default under the terms of, or contesting the validity of, any Wholesale Power Contract;

(c)                                  Material Adverse Effect.  That no event shall have occurred since the date hereof that has had or is likely to have a Material Adverse Effect;

(d)                                 Event of Default.  That no Event of Default, and no event which with the passage of time or giving of notice or both would constitute an Event of Default, shall have occurred and be continuing, or shall have occurred after giving effect to such Advance on the books of the Borrower;

(e)                                  Requisitions.  That the Borrower shall have requisitioned such Advance by submitting a requisition to the RUS in form and substance satisfactory to the RUS;

(f)                                    Flood Insurance.  That for any such Advance used in whole or in part to finance the construction or acquisition of any building in any area identified by the Secretary of Housing and Urban Development pursuant to the Flood Disaster Protection Act of 1973 (the “Flood Insurance Act”) or any rules, regulations or orders issued to implement the Flood Insurance Act as any area having special flood hazards, or to finance any facilities or materials to be located in any such building, or in any building owned or occupied by the Borrower and located in such a flood hazard area, the Borrower shall have submitted evidence, in form and substance satisfactory to the RUS or the RUS has otherwise determined, that (i) the community in which such area is located is then participating in the national flood insurance program, as required by the Flood Insurance Act and any related regulations, and (ii) the Borrower has obtained flood insurance coverage with respect to such building and contents as may then be required pursuant to the Flood Insurance Act and any related regulation;

(g)                                 Compliance With this Agreement and Indenture.  That the Borrower is in material compliance with this Agreement and the Indenture;

(h)                                 Oversight Period.  That an Increased Oversight Period or Highest Oversight Period shall not exist;

(i)                                     Application of Advances.  That the Borrower agrees to apply the proceeds of the Advances under any Partially Unadvanced Note or any New FFB Note to pay the costs, or reimburse the costs paid, by or on behalf of the Borrower to make the improvements to the System that have been approved by the RUS;

(j)                                     Additional Documents.  That the Borrower agrees to provide or cause to be provided to RUS such additional documents as RUS may reasonably request from the Trustee; and

(k)                                  Conditions Precedent to Advance.  That all conditions precedent under the Indenture and this Agreement to such Advance have been satisfied or waived, that the RUS has received copies of all certificates and opinions delivered to the Trustee in connection therewith, and that the Trustee has consented to each Advance pursuant to Section 4.8 of the Indenture and the RUS has received a copy of such consent.

ARTICLE V - AFFIRMATIVE COVENANTS

Section 5.1                                   Generally

Unless otherwise agreed to in writing by the RUS, while this Agreement is in effect, the Borrower shall duly observe each of the affirmative covenants contained in this Article V.

Section 5.2                                   Performance under Indenture

The Borrower shall duly observe and perform all of its obligations under the Indenture including, without limitation, the obligation to establish and collect rates in accordance with Section 13.14 of the Indenture.

Section 5.3                                  Annual Compliance Certificate

Within one hundred twenty (120) days after the close of each fiscal year, the Borrower shall deliver to the RUS a written statement signed by its General Manager, stating that, to the knowledge of the General Manager, during such year the Borrower has fulfilled its obligations under the Loan Documents throughout such year in all material respects or, if there has been a material default in the fulfillment of such obligations, specifying each such default known to the General Manager and the nature and status thereof.

Section 5.4                                   Simultaneous Prepayment of Contemporaneous Loans

If the Borrower shall at any time prepay in whole or in part any Contemporaneous Loan, the Borrower shall prepay the related Outstanding Note to the Government in the ratio that the unpaid principal balance of such Outstanding Note to the Government bears to the aggregate unpaid principal amount of both such Outstanding Note and the note evidencing the Contemporaneous Loan.  If either such Outstanding Note or such other note calls for a prepayment penalty or premium, such amount shall be paid but shall not be used in computing the amount needed to be paid to the Government under this Section 5.4 to maintain such ratio.  Prepayments associated with refinancing or refunding a Contemporaneous Loan are not considered to be prepayments for purposes of this Agreement if (i) the principal amount of such refinancing or refunding loan is not less than the amount of loan principal being refinanced and (ii) the weighted average life of the refinancing or refunding loan is not less than the weighted average remaining life of the loan being refinanced.

Section 5.5                                   Rates and Coverage Ratios

(a)                                  Prospective Notice of Change in Rates.  The Borrower shall give the RUS sixty (60) days’ prior written notice of any proposed change in the Borrower’s general rate structure.

(b)                                 Routine Reporting of Coverage Ratios. In connection with the furnishing of its annual report to the RUS pursuant to Section 5.9, the Borrower shall report to the RUS, in such written format as RUS may require, the Margins for Interest level which was achieved during such fiscal year.

(c)                                  Corrective Plans.  Within thirty (30) days of (i) sending a notice to the RUS under Subsection (b) above that shows the Margins for Interest level specified by Section 13.14 of the Indenture was not achieved for any fiscal year, or (ii) being notified by the RUS that the Margins for Interest level specified by Section 13.14 of the Indenture was not achieved for any fiscal year, whichever is earlier, the Borrower in consultation with the RUS shall provide a written plan reasonably satisfactory to the RUS setting forth the actions that shall be taken to achieve the specified Margins for Interest level on a timely basis.

Section 5.6                                   Financial Books

The Borrower shall at all times keep, and safely preserve, proper books, records and accounts in which full and true entries shall be made of all of the dealings, business and affairs of the Borrower and its Subsidiaries, in accordance with any applicable Accounting Requirements.

Section 5.7                                   Rights of Inspection

The Borrower shall afford the RUS, through its representatives, reasonable opportunity, at all times during business hours and upon prior notice, to have access to and the right to inspect the System, any other property encumbered by the Indenture, and any or all books, records, accounts, invoices, contracts, leases, payrolls, canceled checks, statements and other documents and papers of every kind belonging to or in the possession of the Borrower or in any way pertaining to its property or business, including its Subsidiaries, if any, and to make copies or extracts therefrom.

Section 5.8                                   Real Property Acquisition

In acquiring real property, the Borrower shall comply in all material respects with the provisions of the Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, as amended by the Uniform Relocation Act Amendments of 1987, and 49 C.F.R. part 24, referenced by 7 C.F.R. part 21, to the extent applicable to such acquisition.

Section 5.9                                   Financial Reports

The Borrower shall cause to be prepared and furnished to the RUS, within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a full and complete annual report of its financial condition and of its operations in form and substance satisfactory to the RUS, audited and certified by an independent certified public accountant satisfactory to the RUS and accompanied by a report of such audit in form and substance reasonably satisfactory to the RUS. If requested by the RUS, the Borrower shall also furnish to the RUS from time to time such other reports concerning the financial condition or operations of the Borrower, including its Subsidiaries, as the RUS may reasonably request or RUS Regulations require.

Section 5.10                            Miscellaneous Reports and Notices

The Borrower shall furnish to the RUS:

(a)                                  Notice of Default.  Promptly after becoming aware thereof, notice of: (i) the occurrence of any Event of Default or event which with the giving of notice or the passage of time, or both, would become an Event of Default; and (ii) the receipt of any notice given pursuant to the Indenture with respect to the occurrence of any event which with the giving of notice or the passage of time, or both, could become an “Event of Default” under the Indenture;

(b)                                 Notice of Litigation.  Promptly after the commencement thereof, notice of the commencement of all actions, suits or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency or instrumentality affecting the Borrower which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)                                  Notice of Change of Place of Business.  Promptly in writing, notice of any change in location of its principal place of business or the office where its records concerning accounts and contract rights are kept;

(d)                                 Regulatory and Other Notices.  Promptly after receipt thereof, copies of any notices or other communications received from any governmental authority with respect to any matter or proceeding which could reasonably be expected to have a Material Adverse Effect;

(e)                                  Ratings.  Promptly after receipt thereof, copies of Credit Ratings and copies of any reports with respect to the Borrower or its Credit Rating issued by any Rating Agency;

(f)                                    Material Adverse Effect.  Promptly after becoming aware thereof, notice of any matter that would reasonably be expected to have a Material Adverse Effect; and

(g)                                 Other Information.  Such other information regarding the condition, financial or otherwise, operations, properties or business of the Borrower as the RUS may, from time to time, reasonably request.

Section 5.11                            Variable Rate Indebtedness

In connection with the furnishing of its annual report to the RUS pursuant to Section 5.9, if requested by the RUS, the Borrower shall report to the RUS, in such written format as may be acceptable to the RUS, the specific maturities of all of the Borrower’s outstanding indebtedness and the interest rates applicable thereto, including, without limitation, with respect to any indebtedness not bearing a fixed rate through the maturity of such indebtedness the method and timing for adjustment and readjustment of the applicable interest rate.

Section 5.12                            Special Construction Account

The Borrower shall continue to maintain the “Special Construction Account” maintained under the Existing Loan Contract and continue to hold therein all moneys currently held therein, as provided in this Section 5.12.  The Special Construction Account shall be insured to the extent insurable by the Federal Deposit Insurance Corporation or other federal agency acceptable to the RUS and shall be designated by the corporate name of the Borrower followed by the words “Special Construction Account.”  The Borrower shall promptly deposit proceeds from all Advances, including previously advanced funds whose original expenditure has been disallowed by a RUS loan fund audit, into the Special Construction Account.  Moneys in the Special Construction Account shall be used solely for the purposes for which the Advance was made or for such other purposes as may be approved by the RUS.

Section 5.13                            Compliance with Laws

The Borrower shall operate and maintain the System and its properties in compliance in all material respects with all applicable Laws the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

Section 5.14                            Plant Agreements

(a)                                  Enforcement.  If the RUS, in its absolute discretion, shall determine it appropriate or necessary to preserve the security for the Loans, subject to the provisions of the Indenture, the RUS may require in writing the Borrower to authorize and empower the Government to enforce any Plant Agreement, with the form of such written authorization to be prescribed by the RUS.

(b)                                 Appointment of Agent.  If the appointment of Georgia Power Company as agent under any Plant Agreement is terminated in whole or in part, and if the Borrower is not qualified to serve as agent, then the RUS may require the Borrower to take all action that the Borrower is entitled to take to cause the appointment of the Government or such agency of the Government as the RUS shall designate in writing, as agent under any such Plant Agreement, to the extent and with such duties, rights, power and authority as the RUS shall prescribe in writing, not inconsistent with the provisions of such Plant Agreement.

Section 5.15                            Lockbox Agreement

The Borrower shall not, without first complying with the requirements of Section 9.1, amend, supplement, or otherwise modify the Lockbox Agreement.  During a Highest Oversight Period, the Borrower shall, if so directed in writing by the Administrator of the RUS, (a) deposit, pursuant to such Lockbox Agreement, all cash proceeds of the Trust Estate, including, without limitation, checks, money and the like (other than cash proceeds deposited or required to be deposited with the Trustee pursuant to the Indenture), which cash proceeds shall include, without limitation, all payments by members of the Borrower on account of the Wholesale Power Contracts, in separate deposit or other accounts, segregated from all other monies, revenues and investments of the Borrower, and (b) take all such other actions as the RUS shall request to continue perfection of the lien of the Indenture in such proceeds for the benefit of all Holders of the Outstanding Secured Obligations.

Section 5.16                            Nuclear Fuel

Upon the written request of the RUS, to the extent the Borrower owns nuclear fuel located outside the State of Georgia as to which a security interest can be created under the Uniform Commercial Code and perfected solely by the filing of a financing statement under the Uniform Commercial Code, the Borrower shall cause such nuclear fuel to be subjected to the lien of the Indenture.

Section 5.17                            Power Requirements Studies

The Borrower shall prepare and use power requirements studies of its electric loads and future energy and capacity requirements in conformance with Prudent Utility Practice and an RUS approved plan for preparation of such power requirements studies, taking into account the limited obligation of the Borrower under the Wholesale Power Contracts; provided, however, that during a Highest Oversight Period, or in connection with acquisition or construction financed in whole or in part by RUS, the Borrower shall prepare and use such studies in conformance with RUS Regulations.  The Borrower shall provide the RUS with copies of such studies.

Section 5.18                            Long Range Engineering Plans and Construction Work Plans

The Borrower shall develop, maintain and use up-to-date long-range engineering plans and construction work plans in conformance with Prudent Utility Practice; provided, however, that during a Highest Oversight Period, or in connection with acquisition or construction financed in whole or in part by RUS, the Borrower shall develop, maintain and use such plans in conformance with RUS Regulations.

Section 5.19                            Design Standards, Construction Standards and List of Materials

The Borrower shall use design standards, construction standards and lists of acceptable materials in conformance with Prudent Utility Practice; provided, however, that during a Highest Oversight Period, or in connection with construction financed in whole or in part by RUS, the Borrower shall use such standards and lists in conformance with RUS Regulations.

Section 5.20                            Plans and Specifications

The Borrower shall submit plans and specifications for construction to the RUS for review and approval, as directed in writing by the RUS, for construction financed in whole or in part by the RUS.

Section 5.21                            Standard Forms of Construction Contracts, and Engineering and Architectural Services Contracts

The Borrower shall use the standard forms of contracts promulgated by the RUS for construction, procurement, engineering services and architectural services, if directed in writing by the RUS, for construction, procurement, or services financed in whole or in part by the RUS.

Section 5.22                            Contract Bidding Requirements

The Borrower shall follow the RUS contract bidding procedures in conformance with RUS Regulations when contracting for construction or procurement financed in whole or in part by the RUS.

Section 5.23                            Nondiscrimination

(a)                                  Equal Opportunity Provisions in Construction Contracts.  The Borrower shall incorporate or cause to be incorporated into any construction contract, as defined in Executive Order 11246 of September 24, 1965 and implementing regulations, which is paid for in whole or in part with funds obtained from the RUS or borrowed on the credit of the United States pursuant to a grant, contract, loan, insurance or guarantee, or undertaken pursuant to any RUS program involving such grant, contract, loan, insurance or guarantee, the equal opportunity provisions set forth in Exhibit A attached hereto entitled Equal Opportunity Contract Provisions.

(b)                                 Equal Opportunity Contract Provisions Also Bind the Borrower.  The Borrower further agrees that it shall be bound by such equal opportunity clause in any federally assisted construction work which it performs itself other than through the permanent work force directly employed by an agency of government.

(c)                                  Sanctions and Penalties.  The Borrower agrees that it shall cooperate actively with the RUS and the Secretary of Labor in obtaining the compliance of contractors and subcontractors with the equal opportunity clause and the rules, regulations and relevant orders of the Secretary of Labor, that it shall furnish the RUS and the Secretary of Labor such information as they may require for the supervision of such compliance, and that it shall otherwise assist the administering agency in the discharge of the RUS’s primary responsibility for securing compliance.  The Borrower further agrees that it shall refrain from entering into any contract or contract modification subject to Executive Order 11246 with a contractor debarred from, or who has not demonstrated eligibility for, Government contracts and federally assisted construction contracts pursuant to Part II, Subpart D of Executive Order 11246 and shall carry out such sanctions and penalties for violation of the equal opportunity clause as may be imposed upon contractors and subcontractors by the RUS or the Secretary of Labor pursuant to Part II, Subpart D of Executive Order 11246. In addition, the Borrower agrees that if it fails or refuses to comply with these undertakings the RUS may cancel, terminate or suspend in whole or in part this contract, may refrain from extending any further assistance under any of its programs subject to Executive Order 11246 until satisfactory assurance of future compliance has been received from the Borrower, or may refer the case to the Department of Justice for appropriate legal proceedings.

Section 5.24                            “Buy American” Requirements

The Borrower shall use or cause to be used in connection with the expenditures of funds if such funds were obtained in whole or in part by a loan being made or guaranteed by the RUS only such unmanufactured articles, materials, and supplies as have been mined or produced in the United States or any eligible country, and only such manufactured articles, materials, and supplies as have been manufactured in the United States or any eligible country substantially all from articles, materials, and supplies mined, produced or manufactured, as the case may be, in the United States or any eligible country, except to the extent the RUS shall determine that such use shall be impracticable or that the cost thereof shall be unreasonable.  For purposes of this section, an “eligible country” is any country that has with respect to the United States an agreement ensuring reciprocal access for United States products and services and United States suppliers to the markets of that country, as determined by the United States Trade Representative.

Section 5.25                            Maintenance of Credit Ratings

As long as any Note remains outstanding, the Borrower shall (a) maintain a Credit Rating from at least two (2) Rating Agencies and (b) continuously subscribe with a Rating Agency for the services described in Exhibit B attached hereto.

Section 5.26                            Application of Advances

The Borrower shall apply the proceeds of Advances as provided in Section 4.2(i) above, with only such modifications as may be mutually agreed upon.

Section 5.27                           Excepted Property

During a Highest Oversight Period, the Borrower shall take all actions necessary to include in the Trust Estate, subject to the first lien of the Indenture, the Excepted Property designated in writing by the Government; provided, however, the Borrower shall not be required to subject to the lien of the Indenture cash and/or securities held for working capital purposes in an amount up to the greater of (i) twenty five percent (25%) of the Borrower’s aggregate cost of operation and maintenance for the preceding twelve (12) calendar month period or (ii) the

Borrower’s aggregate cost of operation and maintenance for three (3) consecutive calendar months designated by the Borrower during such preceding twelve (12) calendar month period as shown on RUS Form 12(a), lines 14 and 19.

Section 5.28                            Additional Affirmative Covenants

The Borrower also shall comply with the additional covenants identified in Schedule 4 hereto.

ARTICLE VI - NEGATIVE COVENANTS

Section 6.1                                   General

Unless otherwise agreed to in writing by the RUS, while this Agreement is in effect, the Borrower shall duly observe each of the negative covenants set forth in this Article VI.

Section 6.2                                   Limitations on System Extensions, Additions and Dispositions

(a)                                  Additions to Capacity.  The Borrower shall not, without first complying with the requirements of Section 9.1, purchase, construct, lease or otherwise acquire Special Assets (as defined below) if the aggregate amount expended for purchase, construction, lease or other acquisition of all Special Assets (i) in the current fiscal year of the Borrower is greater than 5% of the Borrower’s Total Utility Plant or (ii) in the current and two immediately preceding fiscal years of the Borrower is greater than 10% of the Borrower’s Total Utility Plant.  For the purposes of this Subsection (a), “Special Assets” means capital assets that constitute utility or non-utility plant and that:  (1) taking into account any substantially contemporaneous or otherwise related sale, transfer, lease or other disposition, increase the generating capacity of the System or any generating plant of the Borrower by more than 5%; (2) are not subject to the lien of the Indenture and are not nuclear fuel; or (3) are not used or useful as a part of the System.

(b)                                 Dispositions of System Assets.  The Borrower shall not, without first complying with the requirements of Section 9.1, request the release of capital assets that constitute utility plant from the lien of the Indenture pursuant to Section 5.2 of the Indenture if (taking into account any substantially contemporaneous or otherwise related purchase, construction, lease or other acquisition of similar property that is subject to the lien of the Indenture) there will result a decrease in the generating capacity of the System or any generating plant by more than 5% if the aggregate net book value of all such assets released from the lien of the Indenture (i) in the current fiscal year of the Borrower is greater than 5% of the Borrower’s Total Utility Plant or (ii) in the current and two immediately preceding fiscal years of the Borrower is greater than 10% of the Borrower’s Total Utility Plant.

(c)                                  Legal Requirements.  The requirements of this Section 6.2 shall not apply to any purchase, construction, lease or other acquisition, or any sale, transfer, lease or other disposition, of capital assets to the extent that any of the foregoing is required to comply with “Legal Requirements” (as defined in the Wholesale Power Contract).  No such purchase, construction, lease or other acquisition and no such sale, transfer, lease or other disposition shall be considered in calculating the aggregate limitations specified in Subsections (a) or (b) hereof.

(d)                                 Highest Oversight Period.  During a Highest Oversight Period, the Borrower shall not, without the prior written approval of the RUS, purchase, construct, lease or otherwise acquire, or sell, transfer, lease or otherwise dispose of, any capital asset, or enter into any agreement therefor.

Section 6.3                                   Limitations on Employment and Retention of General Manager

At any time an Event of Default, or an event which with the passage of time or the giving of notice, or both, would become an Event of Default, occurs and is continuing, the Borrower shall not, without the prior written approval of the RUS, enter into an employment relationship with any person to serve as General Manager unless such employment shall first have been approved by the RUS.  If an Event of Default, or an event which with the passage of time or the giving of notice, or both, would become an Event of Default, occurs and is continuing and the RUS requests the Borrower to terminate the employment of its General Manager, the Borrower shall do so within thirty (30) days after the date of such request.  All contracts in respect of the employment of the General Manager hereafter entered into shall contain provisions to permit compliance with this Section 6.3.

Section 6.4                                   Limitations on Certain Types of Contracts

(a)                                  Approval of Certain Contracts.  The Borrower shall not, without first complying with the requirements of Section 9.1, enter into any of the following:

(i)                                     any contract for the management or operation of all or substantially all of the System;

(ii)                                  any contract for the purchase, exchange or sale of electric power and energy that has a term exceeding three (3) years and under which committed purchases, exchanges or sales exceed ten percent (10%) of the peak demand of the System for the most recently completed fiscal year;

(iii)                               any pooling or similar power supply agreement that has a term exceeding three (3) years;

(iv)                              any amendment or modification to any of the Wholesale Power Contracts, including the Schedules thereto and the form of Withdrawal Agreement incorporated therein, except that the Borrower may amend or modify any of (A) Exhibit 1 to “Rate Schedule A” thereto; (B) the Exhibits to Appendix 1 to “Rate Schedule A” thereto in the manner expressly provided in the Wholesale Power Contracts; (C) Sections I and II of Appendix 2 (Control Area Services) to “Rate Schedule A” thereto; (D) Appendix 3 (General Terms and Conditions) to “Rate Schedule A” thereto; (E) Schedule B — Form of Subscription Agreement in the manner expressly provided in Section 13.3.1 of the Wholesale Power Contracts; and (F) the Wholesale Power Contracts in the manner expressly provided in any “Withdrawal Agreement” (as defined in the Wholesale Power

Contracts) entered into in connection with such Wholesale Power Contracts; or

(v)                                 any contract for construction or procurement or for architectural and engineering services in connection with a new generating facility if the project will be financed in whole or in part by the RUS.

(b)                                 Terminations.  The Borrower shall not, without first complying with the requirements of Section 9.1, exercise any option to terminate any contract, including, without limitation, any Wholesale Power Contract, if such contract, based upon its nature, remaining term (not taking into account any option of the Borrower to terminate) and size, would be required to be approved by the RUS pursuant to Subsection (a) above if the Borrower were to have entered into such contract on the proposed termination date.  The Borrower further agrees at the written direction of the RUS to exercise any option to terminate a contract if the exercise by the Borrower of that option would require compliance with the requirements of Section 9.1 pursuant to the immediately preceding sentence; provided, however, the Borrower shall not be required to exercise any such option to terminate if such exercise could reasonably be expected to have a Material Adverse Effect.  For the purpose of illustration only, and not by way of limitation, the Borrower shall be required to comply with the requirements of Section 9.1 before terminating, and the RUS can require the Borrower to terminate, in any year before year seven (7) thereof, a ten (10) year contract for the sale of electric power and energy that exceeds ten percent (10%) of the Borrower’s peak demand because the portion of the contract to be terminated meets the standards of Subsection (a)(ii) above (i.e., a term greater than three (3) years for the committed sale of electric power and energy that exceeds ten percent (10%) of the Borrower’s peak demand).  The Borrower can terminate without first complying with the requirements of Section 9.1, and the RUS cannot require the Borrower to terminate, that same contract after year seven (7) thereof.

(c)                                  Highest Oversight Period.  During a Highest Oversight Period, the Borrower shall not, without the prior written approval of the RUS, enter into or amend or modify any of the contracts of the type described in this Section 6.4, regardless of duration or size.

(d)                                 Determination of Term.  For purposes of this Section 6.4, the term of any contract shall be determined in accordance with this Subsection.  The term of any contract shall be the period during which performance (other than payment) is to occur and not the period commencing when such contract is executed.  The term of any contract shall be based upon the period prior to the first date upon which the Borrower could, at its option, terminate the contract (taking into account any notice period required for termination), unless the exercise of such termination right could reasonably be expected to have a Material Adverse Effect.

(e)                                  Amendments; Extensions.  Any amendment or modification to an existing contract (including an extension thereof) shall be governed by this Section 6.4 only to the extent such specific amendment or modification (and not the contract as a whole), judged as if it were a separate contract, would be required to be approved by the RUS pursuant to Subsection (a) above.

Section 6.5                                   Limitations on Loans, Investments and Other Obligations

The Borrower shall not, without first complying with the requirements of Section 9.1, make any Investment, except (i) Investments made for the purpose of funds management that are made pursuant to an investment policy approved by the Borrower’s Board of Directors, a copy of which has been provided to the RUS, (ii) Investments specifically approved by the RUS in writing under this clause (ii), (iii) retained earnings or patronage of Subsidiaries, (iv) patronage allocated to the Borrower as a result of transactions in the ordinary course of business with cooperatives, such as, National Rural Utilities Cooperative Finance Corporation and CoBank, ACB, (v) investments set forth in RUS Regulations (7 C.F.R. § 1717.655, as such RUS Regulations exist on the date hereof) as excluded from computations of the amounts and type of Investments for which RUS approval is required, and (vi) other Investments (valued at the initial cost thereof) that do not in the aggregate with all other Investments other than Investments described in clauses (i) through (v) above exceed fifteen percent (15%) of the Borrower’s Total Utility Plant; provided, however, that during an Increased Oversight Period, or Highest Oversight Period, the Borrower shall not, without the prior written approval of the RUS, make any additional Investments of the type described in clause (vi) above.

Section 6.6                                   Depreciation Rates

The Borrower shall not, without first complying with the requirements of Section 9.1, adopt any depreciation rate not previously approved for the Borrower by the RUS.

Section 6.7                                   Rate Reductions

The Borrower shall not, without first complying with the requirements of Section 9.1, decrease its Rates if it has failed to comply with the provisions of Section 13.14 of the Indenture for the fiscal year prior to such reduction.

Section 6.8                                   Indenture Restrictions

Notwithstanding the provisions of the Indenture, the Borrower shall not, without first complying with the requirements of Section 9.1:

(a)                                  issue Additional Obligations under the Indenture on the basis of the $200,000,000 carry forward amount described in Section 4.2B(1) of the Indenture, unless the proceeds of such Additional Obligations are used (i) to pay premiums and other penalties and charges in respect of any Existing Obligation held by FFB or the RUS, (ii) to fund the acquisition or construction of additions or extensions to the System that are subject to the lien of the Indenture, or (iii) to pay premiums and other penalties, charges and other costs of issuance incurred in connection with a Current Refunding in an aggregate amount not to exceed five percent (5%) of the principal amount of the Obligations subject to the Current Refunding;

(b)                                 issue Additional Obligations under the Indenture while any amounts are outstanding under any RUS Reimbursement Obligation or during an Increased Oversight Period or a Highest Oversight Period;

(c)                                  consolidate or merge with any other corporation or convey or transfer the Trust Estate under the Indenture substantially as an entirety unless the aggregate amount of the Borrower’s Equity is not reduced as a result of such transaction and the Borrower provides the RUS with evidence reasonably satisfactory to the RUS that the consummation of such transaction will not result in the commencement of an Increased Oversight Period; provided, however, that during an Increased Oversight Period or a Highest Oversight Period, the Borrower shall not consolidate or merge with any corporation or convey or transfer the Trust Estate substantially as an entirety;

(d)                                 elect pursuant to Section 1.1D of the Indenture to apply Accounting Requirements in effect as of the date of execution and delivery of the Indenture;

(e)                                  (i) include as Property Additions, under any provision of the Indenture, any property that would not qualify as Property Additions but for paragraph C of the definition of Property Additions or (ii) sell, lease or sublease any portion of the Trust Estate pursuant to paragraph H of Section 5.1 of the Indenture;

(f)                                    submit an Available Margins Certificate under Article IV of the Indenture for the purpose of issuing Additional Obligations unless such Certificate is accompanied by an Independent Accountant’s Certificate stating in substance that nothing came to the attention of such Accountant in connection with its unaudited review of the applicable period that would lead such Accountant to believe that there was any incorrect or inaccurate statement in such Certificate;

(g)                                 enter into a Supplemental Indenture pursuant to Section 12.1H of the Indenture;

(h)                                 enter into a Supplemental Indenture pursuant to Section 12.1B or 12.1C of the Indenture if (i) the Holders of the Obligations issued under such Supplemental Indenture are granted greater security rights in and to the Trust Estate than those security rights enjoyed by the Government in its capacity as a Holder of Obligations under the Indenture, provided, however, that neither (A) the existence of Credit Enhancement nor (B) the creation and maintenance of debt service or similar funds for the payment of the principal and interest on Obligations issued under such Supplemental Indenture (to the extent such debt service or other similar funds are funded from the proceeds of the issuance of such Obligations or funded in connection with the refinancing of other debt by such Obligations), shall constitute greater security rights in and to the Trust Estate requiring the Borrower to comply with the requirements of Section 9.1; (ii) the Supplemental Indenture provides for covenants, restrictions, limitations, conditions, events of defaults or remedies not applicable to all Obligations then Outstanding or not equally available to all Holders of Obligations then Outstanding, provided, however, that provisions for covenants and events of default that relate solely to assuring that the interest on such Obligations (or other indebtedness secured by such Obligations) is excludable from the gross income of the holder thereof pursuant to the Internal Revenue Code, as amended, shall not constitute the providing of covenants or events of default requiring the Borrower to comply with the requirements of Section 9.1; or (iii) the Obligations issued under such Supplemental Indenture, or the indebtedness secured by such Obligations, can be accelerated, or effectively accelerated through a mandatory purchase or similar mechanism, in either case, as a consequence of a breach or default by the Borrower under the related loan agreement or similar agreement entered into in connection with such Obligation or indebtedness, provided, however, that acceleration and similar rights may be granted to development authorities, and trustees without first complying with the requirements of Section 9.1 in connection with the issuance of Obligations (or other indebtedness secured by such Obligations) the interest on which is excludable from the gross income of the holder thereof pursuant to the Internal Revenue Code, as amended, if such acceleration and similar rights are substantially similar to those currently granted to development authorities, government or governmental entities, and trustees in connection with the Existing Obligations;

(i)                                     create or incur or suffer or permit to be created or incurred or to exist any pledge of current assets secured under the Indenture to secure current liabilities;

(j)                                     provide any Certificate of an Appraiser under the Indenture, unless such Appraiser is Independent, if the amount of the property or securities as to which the Appraiser’s Certificate applies is greater than two million dollars ($2,000,000); provide any Certificate of an Engineer under the Indenture, unless such Engineer is a licensed professional, if the amount of the property as to which the Engineer’s Certificate applies is greater than one hundred thousand dollars ($100,000); or provide any Certificate of an Engineer, unless such Engineer is Independent, if the amount of the property as to which the Engineer’s Certificate applies is greater than ten million dollars ($10,000,000);

(k)                                  issue any Additional Obligations upon the basis of Designated Qualifying Securities unless the Borrower has a one hundred percent (100%) ownership or membership interest in the Subsidiary entering into a Qualifying Securities Indenture in connection with such Designated Qualifying Securities;

(l)                                     modify or alter Section 8.7 of the Indenture or the obligation of the Trustee under the Indenture to hold the Trust Estate for the equal and proportionate benefit and security of the Holders, without any priority of any Obligation over any other Obligation; or

(m)                               issue any Additional Obligations upon the basis of Certified Progress Payments.

Section 6.9                                   Negative Pledge

The Borrower shall not, without first complying with the requirements of Section 9.1, directly or indirectly create, incur, assume or permit to exist any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any other agreement to give any security interest) on or with respect to any of the Excepted Property (other than the Excepted Property described in paragraph P of the definition of Excepted Property, which property shall not be subject to this Section 6.9) except for:

(a)                                  Permitted Exceptions (other than the Permitted Exception described in paragraph Y of the definition of Permitted Exceptions);

(b)                                 as to the Excepted Property described in paragraphs B through E, inclusive, and paragraph K of the definition of Excepted Property, liens, mortgages, pledges, security interests, charges and encumbrances in connection with purchase money, construction or acquisition indebtedness (or renewals or extensions thereof) that encumber only the asset or assets so purchased, constructed or acquired or property improved through such purchase, construction or acquisition, and the proceeds upon a sale, transfer or exchange thereof;

(c)                                  liens, mortgages, pledges, security interests, charges and encumbrances (i) for the benefit of all Holders of the Obligations issued under the Indenture, (ii) in connection with any bond or similar fund established by the Borrower with respect to any debt securities, the interest on which is excludable from gross income of the holder thereof pursuant to the Internal Revenue Code, as amended, to the extent of amounts deposited in such funds in the ordinary course to make regularly scheduled payments on such debt securities, or (iii) in connection with any debt service or similar fund established by the Borrower for the payment of principal or interest on debt securities, the interest on which is excludable from gross income of the holder thereof pursuant to the Internal Revenue Code, as amended, if such fund is funded solely from the proceeds of the issuance of such debt securities (or funded in connection with the refinancing of other debt by such debt securities);

(d)                                 liens, pledges, security interests, charges and encumbrances with respect to any interest, debt or equity, of the Borrower in the National Rural Utilities Cooperative Finance Corporation or CoBank, ACB purchased or otherwise acquired by the Borrower in connection with membership in any such entity or any borrowing from any such entity;

(e)                                  liens, pledges, security interests, charges and encumbrances arising in connection with any legal or economic defeasance of indebtedness, unless the funding of the defeasance is during an Increased Oversight Period or a Highest Oversight Period and more than twenty percent (20%) of the defeasance is funded other than with the proceeds of the issuance of new indebtedness (in which case the Borrower shall first comply with the requirements of Section 9.1 before permitting or creating any such lien, pledge, security interest, charge or encumbrance);

(f)                                    liens, pledges, security interests, charges and encumbrances with respect to deposit, brokerage, commodity and other similar accounts to the extent such liens, pledges, security interests, charges and encumbrances do not secure indebtedness for borrowed money other than indebtedness incurred in connection with acquiring securities or other investments deposited in any such account; or

(g)                                 liens, pledges, security interests, charges and encumbrances on (i) cash, (ii) securities or deposits issued, guaranteed or fully insured as to payment by the Government or any agency thereof, or (iii) Investments of the type permitted under Section 6.5 hereof to the extent required to be provided by the Borrower as collateral for any obligation of the Borrower under (A) any agreement or other instrument relating to any rate, index or price swap, basis swap, forward rate, index or price transaction, commodity swap, commodity option, cap, collar or floor transaction, or other similar transaction entered into by the Borrower for the purpose of directly mitigating risks associated with interest expense, fuel or other commodity expense, (B) any power purchase or sale obligation, or (C) any other similar obligation, commitment or liability of the Borrower, in each case of subclauses (A) through (C), arising in connection with the Borrower’s business and properties and not entered into for the purpose of speculation; provided, however, that at any time the amount of such cash, securities, deposits and Investments subject to any lien, pledge, security interest, charge or encumbrance under this clause (g) in the aggregate may not exceed ten percent (10%) of the Borrower’s Total Utility Plant.

Section 6.10                            Emissions Allowances

The Borrower shall not, without first complying with the requirements of Section 9.1, sell, assign or otherwise dispose of (or enter into any agreement therefor) any allowances for emissions or similar rights granted by any governmental authority, except allowances or similar rights that exceed those necessary in any particular fiscal year for the Borrower to operate its generating facilities during such year, as evidenced by a written certification by the Borrower and provided to the RUS at the time of such sale, assignment or other disposition.

Section 6.11                            Changes to Plant Agreements

The Borrower shall not, without first complying with the requirements of Section 9.1, amend, supplement, waive, extend, terminate or assign the Plant Agreements or agree to do so.

Section 6.12                            Fiscal Year

The Borrower shall not, without first complying with the requirements of Section 9.1, change its fiscal year.

Section 6.13                            Limits on Variable Rate Indebtedness

During an Increased Oversight Period or Highest Oversight Period, the Borrower shall not, if so directed in writing by the RUS, increase the outstanding principal amount of indebtedness of the Borrower, the interest rate with respect to which is adjusted or readjusted at intervals of less than two (2) years, including, without limitation, Additional Obligations issued as a Periodic Offering, the interest rate on which is subject to such adjustment or readjustment, to an amount exceeding the amount thereof outstanding on the date of such notice from the RUS.

Section 6.14                            Limitations on Changing Principal Place of Business

Without prior written notification to the RUS, the Borrower shall not change its principal place of business.

Section 6.15                            Limitations on RUS Financed Extensions and Additions

The Borrower shall not extend or add to its System either by construction or acquisition without the prior written approval of the RUS if the construction or acquisition is financed or will be financed in whole or in part by the RUS.

Section 6.16                            Historic Preservation

The Borrower shall not, without approval in writing by the RUS, use any Advance to construct any facility which shall involve any district, site, building, structure or object which is included in, or eligible for inclusion in, the National Register of Historic Places maintained by the Secretary of the Interior pursuant to the Historic Sites Act of 1935 and the National Historic Preservation Act of 1966.

Section 6.17                            Impairment of Wholesale Power Contracts

The Borrower shall not materially breach any obligation to be paid or performed by the Borrower on any Wholesale Power Contract, or take any action which is likely to materially impair the value of any Wholesale Power Contract.

Section 6.18                            State Regulation

The Borrower shall not voluntarily allow or permit itself to be regulated by any state governmental agency or authority.

Section 6.19                            Limitations on Short-Term Indebtedness

The Borrower shall not, without first complying with the requirements of Section 9.1, on any date permit Short-Term Indebtedness to exceed fifteen percent (15%) of the Borrower’s total capitalization (determined in accordance with Accounting Requirements, except that such determination and calculations shall not be made on a consolidated basis and shall not, therefore, take into account the Short-Term Indebtedness, total capitalization of the Borrower’s Affiliates and Subsidiaries) as of the end of the fiscal quarter immediately preceding such date; provided, however, that notwithstanding and in lieu of the foregoing, (i) for the period from the date hereof through December 31, 2014, the Borrower shall not on any date permit Short-Term Indebtedness to exceed thirty percent (30%) of the Borrower’s Total Utility Plant and (ii) for any subsequent period or periods as to which RUS provides its prior written consent, the Borrower shall not on any date permit Short-Term Indebtedness to exceed thirty percent (30%) of the Borrower’s Total Utility Plant or such other threshold as the RUS shall specify in such prior written consent.  As used in this Section 6.19, “Short-Term Indebtedness” means all indebtedness of, or guaranteed or in effect guaranteed (whether directly or indirectly, contingent or otherwise) against loss in respect thereof to the holder thereof by, the Borrower (other than trade payables) which on the date of original issuance is classified as short-term debt under Accounting Requirements.

Section 6.20                            Additional Negative Covenants

The Borrower also shall comply with the additional negative covenants identified in Schedule 4 attached hereto.

ARTICLE VII - EVENTS OF DEFAULT

The following shall be “Events of Default” under this Agreement:

(a)                                  Representations and Warranties.  Any representation or warranty made by the Borrower in Article II hereof, in any certificate furnished to the RUS hereunder or in the Indenture shall be incorrect in any material respect at the time made;

(b)                                 Payment.  Default shall be made in the payment of or on account of interest on or principal of any Note when and as the same shall be due and payable, whether by acceleration or otherwise, which shall remain unsatisfied for five (5) Business Days;

(c)                                  Borrowing Under the Indenture in Violation of the Loan Contract.  Default by the Borrower in the observance or performance of any covenant or agreement contained in Subsection (a) or (b) of Section 6.8;

(d)                                 Other Covenants.  Default by the Borrower in the observance or performance of any other covenant or agreement contained in any of the Loan Documents, which shall remain unremedied for thirty (30) calendar days after written notice thereof shall have been given to the Borrower by the RUS, unless such default cannot be reasonably cured within such thirty (30) day period, then in such event and so long as a cure is being diligently pursued, the Borrower shall have a reasonable period of time beyond such thirty (30) days to complete such cure;

(e)                                  Corporate Existence.  The Borrower shall forfeit or otherwise be deprived of its corporate charter or any franchises, permits, easements, consents or licenses required to carry on any material portion of its business;

(f)                                    Other Obligations.  Default by the Borrower in the payment of any obligation, whether direct or contingent, for borrowed money in excess of ten million dollars ($10,000,000) or in the performance or observance of the terms of any instrument pursuant to which such obligation was created or securing such obligation which default shall have resulted in such obligation becoming or being declared due and payable prior to the date on which it would otherwise be due and payable;

(g)                                 Bankruptcy.  A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official, or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of ninety (90) consecutive days or the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian or trustee, of a substantial part of its property, or make any general assignment for the benefit of creditors;

(h)                                 Dissolution or Liquidation.  Other than as provided in Subsection (g) above, the dissolution or liquidation of the Borrower, or failure by the Borrower promptly to forestall or remove any execution, garnishment or attachment of such consequence as shall impair its ability to continue its business or fulfill its obligations and such execution, garnishment or attachment shall not be vacated within thirty (30) days.  The term “dissolution or liquidation of the Borrower,” as used in this Subsection (h), shall not be construed to include the cessation of the corporate existence of the Borrower resulting either from a merger or consolidation of the Borrower into or with another corporation following a transfer of all or substantially all its assets as an entirety, under the conditions permitting such actions; and

(i)                                     Indenture.  Any Event of Default as set forth in Section 8.1 of the Indenture and any event (as set forth in such Section 8.1) that with the giving of notice or the passage of time, or both, could become an Event of Default.

ARTICLE VIII - REMEDIES

Section 8.1                                   Remedies

Upon the occurrence of an Event of Default, then the RUS may pursue all rights and remedies available to the RUS that are contemplated by this Agreement in the manner, upon the conditions and with the effect provided in this Agreement, including, but not limited to, a suit for specific performance, injunctive relief or compensatory damages. The RUS is hereby authorized, to the maximum extent permitted by applicable law, to demand specific performance of this Agreement at any time when the Borrower shall have failed to comply with any provision of this Agreement applicable to it.  The Borrower hereby irrevocably waives, to the maximum extent permitted by applicable law, any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance. Nothing herein shall limit the right of the RUS to pursue all rights and remedies available to a creditor at law or in equity following the occurrence of an Event of Default, or any right or remedy available to the RUS as a Holder of an Obligation under the Indenture.  Each right, power and remedy of the RUS shall be cumulative and concurrent, and recourse to one or more rights or remedies shall not constitute a waiver of any other right, power or remedy.

Section 8.2                                   Suspension of Advances

In addition to the rights, powers and remedies referred to in Section 8.1, the RUS may, in its absolute discretion, suspend or terminate the obligation to make or approve Advances hereunder if (i) any Event of Default, or any occurrence which with the passage of time or giving of notice would be an Event of Default, occurs and is continuing; or (ii) an event shall have occurred that has had or is likely to have a Material Adverse Effect.

ARTICLE IX - MISCELLANEOUS

Section 9.1                                   Notice to RUS; Objection of RUS

Before undertaking any transaction described in Article VI that requires compliance with the requirements of this Section 9.1, the Borrower shall give to the RUS (i) notice in writing describing in reasonable detail the proposed transaction and expressly stating that the transaction is covered by this Section 9.1 and (ii) drafts of all material documents to effect such transaction.

If the RUS delivers to the Borrower written notice that it objects to the proposed transaction within (I) 60 days (or such shorter period as the parties shall agree to in writing) in the case of any transaction of the nature described in paragraph (a) below, or (II) 30 days (or such shorter period as the parties shall agree to in writing) in the case of any transaction of the nature described in paragraph (b) below, the Borrower shall not complete the transaction without RUS approval.

(a)                                  Transactions requiring compliance with the requirements of this Section 9.1 pursuant to Sections 5.15, 6.2, 6.4, 6.6, 6.8 (a), 6.8 (b), 6.8 (c), 6.8 (e), 6.8 (g), 6.8 (h), 6.8(m), 6.9, 6.11, 6.12 and 6.19 shall be subject to a 60-day review and objection period (or such shorter period as the parties shall agree to in writing); and

(b)                                 Transactions requiring compliance with the requirements of this Section 9.1 pursuant to Sections 6.5, 6.7, 6.8 (d), 6.8 (f), 6.8 (i), 6.8 (j), 6.8(k), 6.8(l) and 6.10 shall be subject to a 30-day review and objection period (or such shorter period as the parties shall agree to in writing).

Section 9.2                                   Notices

All notices, requests and other communications provided for herein, including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement, shall be given or made in writing (including, without limitation, by telecopy) and delivered to the intended recipient at the “Address for Notices” specified below; or, as to any party, at such other address as shall be designated by such party in a notice to the other party.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as provided for herein.  The Address for Notices of the respective parties are as follows:

The Government:

Rural Utilities Service
United States Department of Agriculture
Room No. 5135 South
1400 Independence Avenue, S.W.
STOP: 1510
Washington, DC 20250-1510
Fax: (202) 720-1725
Attention: Administrator

With a copy to:

Rural Utilities Service
United States Department of Agriculture
Room No. 0270 South

1400 Independence Avenue, S.W.
STOP: 1568
Washington, DC 20250-1568
Fax: (202) 720-1401
Attention: Power Supply Division

The Borrower:

Oglethorpe Power Corporation
2100 East Exchange Place
Tucker, Georgia 30084-5336
Fax: (770) 270-7872
Attention: President and Chief Executive Officer
With a copy to: Vice President, Treasurer

Section 9.3                                   Expenses

To the extent permitted by Law, the Borrower shall pay all costs and expenses of the RUS, including reasonable fees of counsel, incurred in connection with the enforcement of the Loan Documents or with the preparation for such enforcement if the RUS has reasonable grounds to believe that such enforcement may be necessary.

Section 9.4                                   Late Payments

If payment of any amount due hereunder is not received at the United States Treasury in Washington, DC, or such other location as the RUS may designate to the Borrower, within five (5) Business Days after the due date thereof or such other longer time period as the RUS may prescribe from time to time in its policies of general application in connection with any late payment charge (such unpaid amount being herein called the “delinquent amount,” and the period beginning after such due date until payment of the delinquent amount being herein called the “late-payment period”), the Borrower shall pay to the RUS, in addition to all other amounts due under the terms of the Notes and this Agreement, any late-payment charge as may be fixed by RUS Regulations from time to time on the delinquent amount for the late-payment period.

Section 9.5                                   Filing Fees

To the extent permitted by Law, the Borrower agrees to pay all expenses of the RUS (including the fees and expenses of its counsel) in connection with the filing or recordation of all financing statements and instruments as may be required by the RUS in connection with this Agreement, including, without limitation, all documentary stamps, recordation and transfer taxes and other costs and taxes incident to recordation of any document or instrument in connection herewith.  The Borrower agrees to save harmless and indemnify the RUS from and against any liability resulting from the failure to pay any required documentary stamps, recordation and transfer taxes, recording costs, or any other expenses incurred by the RUS in connection with this Agreement.  The provisions of this Section 9.5 shall survive the execution and delivery of this Agreement and the payment of all other amounts due hereunder or due on the Notes.

Section 9.6                                   No Waiver

No failure on the part of the RUS to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the RUS of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 9.7                                   Governing Law

EXCEPT TO THE EXTENT GOVERNED BY APPLICABLE FEDERAL LAW, THE LOAN DOCUMENTS SHALL BE DEEMED TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

Section 9.8                                   Holiday Payments

If any payment to be made by the Borrower hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

Section 9.9                                   Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Borrower and the RUS and their respective successors and assigns, except that the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the RUS.

Section 9.10                            Complete Agreement; Amendments

This Agreement and the other Loan Documents are intended by the parties to be a complete and final expression of their agreement.  However, the RUS reserves the right to waive its rights to compliance with any provision of this Agreement, the RUS Regulations and the other Loan Documents.  No amendment, modification, or waiver of any provision hereof or thereof, and no consent to any departure of the Borrower herefrom or therefrom, shall be effective unless approved in writing by the RUS in the form of either RUS Regulations or other writing signed by or on behalf of the RUS, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any Schedule to this Agreement may be amended and replaced by attaching a revised Schedule hereto, which revised Schedule shall have been signed by both parties hereto.

Section 9.11                            Headings

The headings and sub-headings contained in the titling of this Agreement are intended to be used for convenience only and do not constitute part of this Agreement.

Section 9.12                            Severability

If any term, provision or condition, or any part thereof, of this Agreement shall for any reason be found or held invalid or unenforceable by any governmental agency or court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition nor any other term, provision or condition, and this Agreement, the Notes, and the Indenture shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained herein.

Section 9.13                            Right of Set Off

Upon the occurrence and during the continuance of any Event of Default, the RUS is hereby authorized at any time and from time to time, without prior notice to the Borrower, to exercise rights of set off or recoupment and apply any and all amounts held or hereafter held, by the RUS or owed to the Borrower or for the credit or account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing hereunder or under the Notes.  The RUS agrees to notify the Borrower promptly after any such set off or recoupment and the application thereof, provided that the failure to give such notice shall not affect the validity of such set off, recoupment or application.  The rights of the RUS under this Section 9.13 are in addition to any other rights and remedies (including other rights of set off or recoupment) which the RUS may have.  The Borrower waives all rights of set off, deduction, recoupment or counterclaim.

Section 9.14                            Schedules and Exhibits

Each Schedule and Exhibit attached hereto and referred to herein is an integral part of this Agreement.

Section 9.15                            Sole Benefit

The rights and benefits set forth in this Agreement are for the sole benefit of the parties hereto and may be relied upon only by them.

Section 9.16                            Existing Loan Contract

This Agreement amends the Existing Loan Contract so that, as of the date of this Agreement, it reads in its entirety as herein provided.  As of the date hereof, this Agreement replaces and supersedes the Existing Loan Contract.

Section 9.17                            Authority of RUS Representatives

In the case of any consent, approval or waiver from the RUS that is required under this Agreement or any other Loan Document, such consent, approval or waiver must be in writing and signed by an authorized RUS representative to be effective.  As used in this Section 9.17, “authorized RUS representative” means the Administrator, and also means a person to whom the Administrator has officially delegated specific or general authority to take the action in question.  If not publicly available, the RUS will provide evidence of the authority of such authorized RUS representative upon the request of the Borrower.

Section 9.18                            Relation to RUS Regulations

(a)                                  In case of any conflict between the terms of this Agreement or the Indenture and the provisions of the RUS Regulations, the terms of this Agreement and the Indenture shall control.

(b)                                 The RUS Regulations shall apply to the Borrower to the extent and under the conditions expressly set forth in this Agreement (other than in Section 5.13).

(c)                                  The Borrower recognizes that some RUS Regulations implement Federal statutes or regulatory policies that are not limited to rural electrification but apply to many types of Federal assistance.  Nothing herein is intended to, or shall be deemed to, waive the requirements of any Federal statute or regulation that is applicable to the Borrower independently of any requirement made applicable solely by the RUS Regulations.

(d)                                 Subject to Subsections (b) and (c) above, if on the date of this Agreement any RUS Regulation conflicts with the terms of this Agreement or the Indenture or imposes additional or different requirements, pursuant to 7 C.F.R. § 1710.113(c)(2), the provisions of this Agreement or the Indenture shall control and the RUS hereby waives compliance by the Borrower with such RUS Regulations.

Section 9.19                            Term

This Agreement shall remain in effect until one of the following two events has occurred:

(a)                                  The Borrower and the RUS replace this Agreement with another written agreement; or

(b)                                 All of the Borrower’s obligations under this Agreement and the Notes have been discharged and paid.

Section 9.20                            Relation to Indenture

The RUS is a party to this Agreement and a Holder of Outstanding Secured Obligations under the Indenture.  Both this Agreement and the Indenture govern the relationship between the Borrower and the RUS, and the parties intend that the Indenture and this Agreement independently govern such relationship.  Each provision of this Agreement is intended to and shall be fully operative and enforceable as written whether or not the subject matter of any such provision is or is not addressed by the Indenture, or, if so addressed, is addressed in a different way from that set forth in this Agreement.

(Signatures begin on next page.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, and the Borrower’s execution to be attested under seal, as of the day and year first above written.

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION)

By:	/s/ Elizabeth B. Higgins
Executive Vice President and Chief Financial Officer

Attest:	/s/ Jo Ann Smith
Assistant Secretary

[CORPORATE SEAL]

(Signatures continued on next page.)

(Signatures continued from previous page.)

UNITED STATES OF AMERICA,
acting by and through the Administrator
of the Rural Utilities Service

By:	/s/ James R. Newby
Chief of Staff for the Administrator

SCHEDULE 1

to the Seventh Amended and Restated Loan Contract,

dated as of April 15, 2011, between Oglethorpe Power Corporation

(An Electric Membership Corporation)

and the United States of America

CONTEMPORANEOUS LOANS AND OUTSTANDING NOTES

1.                                       “Contemporaneous Loans” shall mean the loans evidenced by the following:

(a)                                  Promissory Note, dated March 1, 1997, made by the Borrower to the order of CoBank, ACB, in the original face principal amount of $1,856,475.12; and

(b)                                 Promissory Note, dated March 1, 1997, made by the Borrower to the order of CoBank, ACB, in the original face principal amount of $7,102,740.26.

2.                                       “Outstanding Notes” shall mean the following notes:

(a)                                  Retained Indebtedness Note, dated as of March 1, 1997, from the Borrower to FFB, in the original face principal amount of $2,637,782,327.56, as amended by each of the six Agreements Amending Note, made as of May 22, 2007, among the Borrower, FFB and the Government, acting through the Administrator of the RUS;

(b)                                 Reimbursement Note, dated as of March 1, 1997, from the Borrower to the Government, acting through the Administrator of the RUS;

(c)                                  Mortgage Note, dated as of March 1, 1997, from the Borrower to the Government, acting through the Administrator of the RUS, in the original face principal amount of $3,820,352.89;

(d)                                 Mortgage Note, dated as of March 1, 1997, from the Borrower to the Government, acting through the Administrator of the RUS, in the original face principal amount of $14,786,985.70;

(e)                                  Note (M-8), dated as of March 31, 2003, from the Borrower, to FFB, in the original face principal amount of $275,000,000;

(f)                                    Reimbursement Note (M-8), dated as of March 31, 2003, from the Borrower to the Government, acting through the Administrator of the RUS;

(g)                                 Note (N-8), dated as of March 31, 2003, from the Borrower to FFB, in the original face principal amount of $313,665,000;

(h)                                 Reimbursement Note (N-8), dated as of March 31, 2003, from the Borrower to the Government, acting through the Administrator of the RUS;

(i)                                     Note (P-8), dated as of May 31, 2006, from the Borrower to FFB, in the original face principal amount of $92,000,000;

(j)                                     Reimbursement Note (P-8), dated as of May 31, 2006, from the Borrower to the Government, acting through the Administrator of the RUS;

(k)                                  Note (R-8), dated as of July 25, 2007, from the Borrower to FFB, in the original face principal amount of $78,418,600; and

(l)                                     Reimbursement Note (R-8), dated as of July 25, 2007, from the Borrower to the Government, acting through the Administrator of the RUS.

(m)                               Note (S-8), dated as of September 5, 2008, from the Borrower to FFB, in the original face principal amount of $441,522,000.

(n)                                 Reimbursement Note (S-8), dated as of September 5, 2008, from the Borrower to the Government, acting through the Administrator of the RUS.

(o)                                 Note (V-8), dated as of August 13, 2010, from the Borrower to FFB, in the original face principal amount of $310,228,000.

(p)                                 Reimbursement Note (V-8), dated as of August 13, 2010, from the Borrower to the Government, acting through the Administrator of the RUS.

3.                                       “Partially Unadvanced Notes” shall mean the following notes:

(a)                                  Note (P-8), dated as of May 31, 2006, from the Borrower to FFB, in the original face principal amount of $92,000,000;

(b)                                 Note (S-8), dated as of September 5, 2008, from the Borrower to FFB, in the original face principal amount of $441,522,000; and

(c)                                  Note (V-8), dated as of August 13, 2010, from the Borrower to FFB, in the original face principal amount of $310,228,000.

SCHEDULE 2

to the Seventh Amended and Restated Loan Contract,

dated as of April 15, 2011, between Oglethorpe Power Corporation

(An Electric Membership Corporation)

and the United States of America

PLANT AGREEMENTS

“Plant Agreements” shall mean, collectively, the following agreements relating to the ownership and operation of generating facilities:

1.                                       Plant Robert W. Scherer Units Numbers One and Two Purchase and Ownership Participation Agreement among Georgia Power Company, the Borrower, Municipal Electric Authority of Georgia and City of Dalton, Georgia (the “Co-Owners”), dated as of May 15, 1980, as amended by that certain Amendment, among the Co-Owners, dated as of December 30, 1985; and as amended by that certain Amendment Number Two, among the Co-Owners, dated as of July 1, 1986; and as amended by that certain Amendment Number Three, among the Co-Owners, dated as of August 1, 1988; and as amended by that certain Amendment Number Four, among the Co-Owners, dated as of December 31, 1990;

2.                                       Plant Robert W. Scherer Units Numbers One and Two Operating Agreement among the Co-Owners, dated as of May 15, 1980, as amended by that certain Amendment, among the Co-Owners, dated as of December 30, 1985; and as amended by that certain Amendment Number Two, among the Co-Owners, dated as of December 31, 1990;

3.                                       Plant Scherer Managing Board Agreement, among the Co-Owners, Gulf Power Company, Florida Power & Light Company and Jacksonville Electric Authority, dated as of December 31, 1990;

4.                                       Alvin W. Vogtle Nuclear Units Numbers One and Two Purchase and Ownership Participation Agreement, among the Co-Owners, dated as of August 27, 1976, as amended by that certain Amendment Number One, among the Co-Owners dated as of January 18, 1977; and as amended by that certain Amendment Number Two, among the Co-Owners, dated as of February 24, 1977;

5.                                       Plant Alvin W. Vogtle Additional Units Ownership Participation Agreement, among the Co-Owners, dated as of April 21, 2006 (the “Vogtle Additional Units Ownership Agreement”);

6.                                       Plant Alvin W. Vogtle Nuclear Units Amended and Restated Operating Agreement, among the Co-Owners, dated as of April 21, 2006;

7.                                       Plant Hal Wansley Purchase and Ownership Participation Agreement, between Georgia Power Company and the Borrower, dated as of March 26, 1976, as amended by that certain Amendment, dated as of January 15, 1995;

8.                                       Plant Hal Wansley Operating Agreement, between Georgia Power Company and Borrower, dated as of March 26, 1976;

9.                                       Plant Hal Wansley Combustion Turbine Agreement, between Georgia Power Company and the Borrower, dated as of August 2, 1982, and Amendment No. 1, dated as of October 20, 1982;

10.                                 Edwin I. Hatch Nuclear Plant Purchase and Ownership Participation Agreement, between Georgia Power Company and the Borrower, dated as of January 6, 1975;

11.                                 Edwin I. Hatch Nuclear Plant Operating Agreement, between Georgia Power Company and the Borrower, dated as of January 6, 1975;

12.                                 The Rocky Mountain Pumped Storage Hydroelectric Project Operating Agreement, dated as of November 18, 1988, between the Borrower and Georgia Power Company;

13.                                 The Rocky Mountain Pumped Storage Hydroelectric Project Option Agreement, dated as of November 18, 1988, between the Borrower and Georgia Power Company;

14.                                 Plant Wansley CC Projects Operating Agreement, dated as of June 1, 2002, among Georgia Power Company (GPC), Chattahoochee, Municipal Electric Authority of Georgia (MEAG) and Southern Power Company (SPC);

15.                                 Wansley CC Projects Agreement Regarding Allocation of Costs, Administration of the Allocation of Natural Resources and Other Matters, dated as of June 1, 2002 among Chattahoochee, GPC, the Borrower, MEAG, the City of Dalton and SPC;

16.                                 Plant Wansley CC Projects Ownership Participation Agreement, dated as of November 15, 2001, among GPC, Borrower and MEAG; and

17.                                 Agreement For Operation and Maintenance of the Hal B. Wansley Combined Cycle Plant, dated as of July 11, 2001, between the Borrower and Siemens Westinghouse Operating Services Company, as amended by amendment or change order.

SCHEDULE 3

to the Seventh Amended and Restated Loan Contract,

dated as of April 15, 2011, between Oglethorpe Power Corporation

(An Electric Membership Corporation)

and the United States of America

SUBSIDIARIES

1.                                       Black Diamond Energy, Inc.

2.                                       Rocky Mountain Leasing Corporation

3.                                       Murray I and II LLC

SCHEDULE 4

to the Seventh Amended and Restated Loan Contract,

dated as of April 15, 2011, between Oglethorpe Power Corporation

(An Electric Membership Corporation)

and the United States of America

ADDITIONAL AFFIRMATIVE AND NEGATIVE COVENANTS

Section 1                                             Definitions

Capitalized terms that are not defined in this Schedule 4 shall have the meanings set forth in the Agreement.  The terms defined herein include both the plural and the singular.

“Chattahoochee Project” shall mean an intermediate generation facility located in Heard and Carroll Counties, Georgia, with a nominal capacity of approximately 520 MW, consisting of two Siemens Westinghouse V84.3A Combustion Turbines and auxiliaries, heat recovery steam generators (HRSG), and steam turbines operating in combined cycle service in a “2 on 1” configuration.

“Contract” shall mean any one of the NMBA and the Umbrella Agreement, including any schedules or exhibits thereto other than Appendix A to the NMBA, and including any executed Nuclear Operating Agreement or other contract described at Section 2.3.2 of the NMBA.

“Intercreditor Agreement” shall have the meaning given such term in the Rocky Mountain Participation Agreements.

“NMBA” shall mean the Second Amended and Restated Nuclear Managing Board Agreement, among the Co-Owners, dated as of April 21, 2006.

“PCB Documents” shall mean the indentures, loan agreements, notes, letters of representation, insurance policies, tender agent agreements, remarketing agreements and liquidity and standby bond purchase agreements entered into in connection with the Pollution Control Bonds.

“Pollution Control Bonds” shall mean those pollution control revenue bonds issued for the benefit of the Borrower between January 1, 1992 and March 11, 1997, for which security was provided, on the date of their respective issuances, under the RUS Mortgage.

“Projects” shall mean, collectively, the Chattahoochee Project and the Talbot Project.

“Rocky Mountain Lease Transaction” shall mean the lease and leaseback arrangements of the Borrower’s undivided interest in the Rocky Mountain Pumped Storage Hydroelectric Project, as contemplated by the Rocky Mountain Participation Agreements.

“Rocky Mountain Operative Documents” shall have the meaning given the term “Operative Documents” in the Rocky Mountain Participation Agreements.

“Rocky Mountain Participation Agreements” shall mean those certain four (4) Participation Agreements, dated as of December 30, 1996 and those certain two (2) Participation Agreements, dated as of January 3, 1997, between the Borrower, Rocky Mountain Leasing Corporation and certain other parties identified therein, including Philip Morris Capital Corporation, NationsBanc Leasing and R. E. Corporation and First Chicago Leasing Corporation, as Owner Participants, as such agreements may hereafter be amended or supplemented from time to time.

“Scherer Participation Agreements” shall mean the Participation Agreements, dated as of December 30, 1985, between the Borrower and each of IBM Credit Finance Corporation, HEI Investment Corp., Ford Motor Credit Corporation and Chrysler Capital Corporation, as such agreements have been or may hereafter be amended or supplemented from time to time.

“Scherer Transaction” shall mean the sale and leaseback arrangements of the Borrower’s 60% undivided interest in Unit No. 2 of Plant Robert W. Scherer, as contemplated by the Scherer Participation Agreements.

“Scherer Transaction Documents” shall be as defined in the Scherer Participation Agreements.

“Senior Creditors” shall have the meaning given such term in the Intercreditor Agreement.

“Senior Financing Agreements” shall have the meaning given such term in the Intercreditor Agreement.

“Senior Secured Parties” shall have the meaning given such term in the Intercreditor Agreement.

“Talbot Project” shall mean a peaking generation facility located in Talbot County, Georgia, with a nominal aggregate capacity of approximately 648 MWs, consisting of six Siemens Westinghouse V-84.2 combustion turbines and auxiliaries operating in simple cycle service;

“Umbrella Agreement” shall mean the ITSA, Power Sale and Coordination Umbrella Agreement, dated as of November 12, 1990.

Section 2                                             Notices

The Borrower shall promptly furnish to the RUS, or notify the RUS of, any of the following as soon as practical after receipt thereof or after it has obtained actual knowledge thereof:

(i)                                     Copies of:

(a)                                  All notices, certificates and opinions which the Borrower receives in connection with the transaction under the terms of the Scherer Transaction Documents;

(b)                                 Any executed “Nuclear Operating Agreement” (as defined by the NMBA);

(c)                                  Any and all “Strategic Plans” (as defined in the NMBA) approved under the NMBA;

(d)                                 Any amendment to Appendix A of the NMBA; or

(e)                                  All notices or other communications given to or received by the Borrower with respect to any “Event of Default,” “Loan Event of Default” or “Subordinated Deed to Secure Debt and Security Agreement Event of Default” under any “Operative Document” (all as defined in the Rocky Mountain Participation Agreements).

(ii)                                  Any attempt to remove the Borrower as agent under Article IV of the Rocky Mountain Pumped Storage Hydroelectric Project Operating Agreement, dated as of November 18, 1988, between the Borrower and Georgia Power Company (the “Ownership Agreement”), or Article VIII of the Ownership Agreement; or the occurrence of any default under the Ownership Agreement or the Rocky Mountain Pumped Storage Hydroelectric Project Ownership Agreement, dated as of November 18, 1988, between the Borrower and Georgia Power Company, which is material and is continuing; or

(iii)                               Any of the following and, if the RUS so requests in writing, the Borrower shall provide information concerning any of the following in form and substance satisfactory to the RUS:

(a)                                  That a default or event of default has occurred under any of the PCB Documents;

(b)                                 That a default or event of default under any of the PCB Documents has been cured;

(c)                                  That the Borrower has been called upon to protect, indemnify or otherwise hold harmless any person or entity pursuant to any of the PCB Documents;

(d)                                 That any trustee under any PCB Document has resigned, been removed or has become incapable of acting;

(e)                                  That any of the PCB Documents have been terminated or partially terminated;

(f)                                    That any of the Contracts have expired or have been terminated, extended or assigned either by any of the parties thereto or by a “Governmental Authority” (as defined in the applicable Contract) or that the parties to such Contract have executed an amendment to such Contract or any Governmental Authority has amended such Contract;

(g)                                 That a party to the NMBA, including the Borrower, has referred a dispute to arbitration pursuant to Section 9.14 of the NMBA, and thereafter, the results of such arbitration;

(h)                                 That a party to any Contract, including the Borrower, has commenced a legal proceeding either before a court or governmental agency with respect to such Contract (including, but not limited to, applications to FERC);

(i)                                     The President and Chief Executive Officer of the Borrower has concluded, or any other party to a Contract has given the Borrower written notice alleging, that a party to such Contract has failed to act in accordance with Prudent Utility Practices (as defined in the applicable Contract) or has engaged in willful misconduct; provided, however, that Borrower shall not be obligated to notify the RUS of any action which could not reasonably be expected to have a Material Adverse Effect;

(j)                                     That a person or entity has made a claim against any party to a Contract (including the Borrower); provided, however, that the Borrower need not provide notice of any claim the payment of which could not reasonably be expected to have a Material Adverse Effect;

(k)                                  That any member of the Borrower has sought service from Georgia Power Company pursuant to the “Antitrust Conditions” (as defined in the Umbrella Agreement);

(l)                                     That any representation or warranty of Georgia Power Company under Section 7.2 of the Umbrella Agreement or any matter in the legal opinion furnished to Borrower under Section 7.4 of the Umbrella Agreement is incorrect or in dispute;

(m)                               That as the result of any audit conducted pursuant to a party’s rights under any Contract, such party has made a claim or reserved the right to make a claim for an adjustment in an amount in excess of $10,000,000 for any charge made by Georgia Power Company under such contract; provided however, that the dollar amount stated in this condition is in January 1, 1991 dollars and shall be escalated annually for inflation using the Handy-Whitman Index of Public Utility Construction Costs (South Atlantic Region);

(n)                                 That a Governmental Authority (as defined in the NMBA) has assessed against the Operating Agent (as defined in the NMBA) a criminal penalty of any kind or a civil penalty of more than $110,000 or, when added to any other civil penalty assessed within the previous 12 months, is in the aggregate in excess of $440,000;

(o)                                 That a management audit is being conducted pursuant to Section 5.4 of the NMBA and, when applicable, that such audit has been concluded; or

(p)                                 That the Borrower has received notice pursuant to Section 5.1.2 of the Nuclear Operating Agreement (as defined by the NMBA) that a proceeding has been initiated in which the “Operating Agent” (as defined in the NMBA) is a party;

Section 3                                             Amendments

3.1                               PCB Documents; Scherer Transaction Documents; the Contracts. The Borrower shall not, without first complying with the requirements of Section 9.1 of the Agreement, amend, supplement, waive, terminate, extend or assign any of the agreements set forth below or agree to do so (except to the extent specifically governed by Section 5 of this Schedule 4):

(a)                                  The PCB Documents;

(b)                                 The Scherer Transaction Documents; or

(c)                                  The Contracts.

3.2                               Rocky Mountain Operative Documents. The Borrower shall not, without first complying with the requirements of Section 9.1 of the Agreement, terminate, extend or assign any of the Rocky Mountain Operative Documents.

3.3                               Notice and Objection Process.  Each of the foregoing actions shall be considered described in paragraph (a) of Section 9.1 of the Agreement and shall be subject to the review and objection period set forth in such paragraph.

Section 4                                             1985 — Plant Scherer Leveraged Lease

4.1                               Direction of the RUS.  Whenever requested in writing to do so by the RUS, such requests to be made for good cause as determined solely in the absolute discretion of the RUS, the Borrower shall exercise such rights and powers as may be vested in the Borrower and make such elections and requests as may be available to the Borrower, under the terms of the Scherer Transaction Documents in such manner and at such times as the RUS may so specify.

4.2                               Options to Purchase; Assignment; Etc.  The Borrower shall not, without the prior written approval of the RUS, exercise any of its options to purchase or renew its lease of an “Undivided Interest” as defined in the Scherer Participation Agreements; or assign, sublease, transfer or encumber its leasehold interest in the Undivided Interest.

Section 5                                             GPC Agreements

5.1                               Actions Requiring Consent of the RUS.  The Borrower shall not, without the prior written consent of the RUS, execute any conforming amendment to the “Joint Committee Agreement” (as defined in the NMBA).

5.2                               Notice of Approval or Rejection of Certain Contracts.  The Borrower shall not, without the prior written approval of the RUS, vote as a member of the “Nuclear Managing

Board” (as defined in the NMBA) to approve or reject any Contract as described in Section 2.3.2 of the NMBA that would have been subject to the prior approval of the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935 and the regulations thereunder, in each case as in effect on August 1, 2005, including, without limitation, 17 C.F.R. §§ 250.80 — 250.95, unless and until the Borrower shall have first given the RUS written notice of the proposed vote not less than 60 days prior to such vote.  If, upon receipt of such notice, the RUS shall notify the Borrower within the 60-day period preceding the vote of an objection to the proposed vote, then the Borrower shall not vote until it has obtained RUS approval of such vote.

5.3                               Audits.  Upon the request of the RUS, the Borrower shall conduct, to the satisfaction of the RUS, either a management audit or a cost audit, as provided in Sections 5.4 and 5.5, respectively, of the NMBA.  If the RUS requests in writing, the Borrower shall appoint the United States Department of Agriculture and the employees and representatives thereof as its duly authorized representative for the purpose of conducting any such management audit or cost audit, whether or not such audit is initiated at the direction of the RUS.

Section 6                                             Rocky Mountain Lease Transaction

The Borrower will not enter into or consent to any amendments or modifications of, or accept any waivers with respect to, any of the Rocky Mountain Operative Documents which would adversely affect the rights or remedies of the Senior Secured Parties and Senior Creditors with respect to the “Undivided Interest,” the “Ground Interest” or the “Rocky Mountain Agreements” (as such terms are defined in the Rocky Mountain Participation Agreements) under the Intercreditor Agreement or under the Senior Financing Agreements without the consent of the Government (which consent may be given or withheld in the sole and absolute discretion of the Government).

Section 7                                             Talbot Project and Chattahoochee Project

7.1                               Insurance on Projects

The Borrower will maintain insurance against acts of terrorism on the Projects, naming the Trustee as an additional insured and loss payee; provided, however, at least thirty (30) days prior to the initial date of such policy of insurance or any renewal date thereof, the Borrower will provide RUS a quote for such insurance against acts of terrorism, and RUS may waive the requirement for such insurance if RUS determines the cost of such insurance is unreasonable.

7.2                               Fuel Supply Plan

Upon reasonable written request of RUS, the Borrower will provide to RUS its then current fuel supply plan for the Projects.

7.3                               Maintenance of Warranties

The Borrower shall undertake all maintenance and other activities with respect to the Projects as necessary to keep in full force and effect all manufacturer’s warranties applicable to the Projects.

7.4                               Engineer’s Certification

The Borrower agrees that upon reasonable written request of RUS, which request shall be made no more frequently than once every two years, the Borrower will supply promptly to RUS a certification (the “Engineer’s Certification”), in form satisfactory to RUS, prepared by a professional engineer, who shall be satisfactory to RUS, as to the condition of the Projects.  In the event such Engineer’s Certification identifies any defects with respect to the Projects, the Borrower will undertake such remedial action to correct such defects as RUS may reasonably request.

7.5                               Tax Abatement Arrangements

In the event the Borrower enters into a lease pursuant to Section 5.1 H of the Indenture with respect to either of the Projects for purposes of ad valorem tax abatement, the Borrower agrees:

(a)                                  That it will duly observe and perform in all material respects its obligations under any such lease;

(b)                                 That it will not transfer or convey to any third party any bond or other evidence of indebtedness it may purchase in connection with any such lease; and

(c)                                  That it will terminate, upon written request of RUS, any such lease if the ad valorem tax abatement benefits achieved as a consequence of such lease are no longer being realized in any material part.

Section 8                                             Waiver

Any of the requirements contained in this Schedule 4 may be waived by the RUS upon written notice provided to the Borrower; provided, however, that such waiver may be rescinded by the RUS, in the sole discretion of the RUS, upon written notice of such rescission provided to the Borrower.  In the event written notice is provided to the Borrower that a waiver has been rescinded, then the requirements to which the notice relates shall be fully binding upon and enforceable against the Borrower 30 days after such notice is received by the Borrower, and such rescission shall not affect any action taken pursuant to any such waiver during the period of its effectiveness.

SCHEDULE 5

to the Seventh Amended and Restated Loan Contract,

dated as of April 15, 2011, between Oglethorpe Power Corporation

(An Electric Membership Corporation)

and the United States of America

LITIGATION

None.

SCHEDULE 6

to the Seventh Amended and Restated Loan Contract,

dated as of April 15, 2011, between Oglethorpe Power Corporation

(An Electric Membership Corporation)

and the United States of America

LAST DAY FOR AN ADVANCE UNDER THE NEW FFB NOTES

The Last Day for an Advance referred to in Section 3.6 of this Agreement for each of the New FFB Notes is as follows:

Last Day for an Advance under the W-8 FFB Note.

Funds will only be advanced pursuant to this Agreement and subject to the Anti-Deficiency Act. The fund advance period for the RUS Commitment relating to the W-8 FFB Note begins on the date of the W-8 FFB Note and terminates on the earlier of five (5) years from the date thereof or the Last Day for an Advance as identified below (the “W-8 Termination Date”).

No funds under the W-8 FFB Note will be advanced subsequent to the W-8 Termination Date unless prior to the termination of the advance period the Administrator has extended the W-8 Termination Date by a written agreement.

Under no circumstances will RUS ever be obligated to make or permit advances of funds contrary to 31 U.S.C. §1551.

Last Day for an Advance:  June 30, 2015

Fiscal Year:     2010

Last Day for an Advance under the X-8 FFB Note.

Funds will only be advanced pursuant to this Agreement and subject to the Anti-Deficiency Act. The fund advance period for the RUS Commitment relating to the X-8 FFB Note begins on the date of the X-8 FFB Note and terminates on the earlier of five (5) years from the date thereof or the Last Day for an Advance as identified below (the “X-8 Termination Date”).

No funds under the X-8 FFB Note will be advanced subsequent to the X-8 Termination Date unless prior to the termination of the advance period the Administrator has extended the X-8 Termination Date by a written agreement.

Under no circumstances will RUS ever be obligated to make or permit advances of funds contrary to 31 U.S.C. §1551.

Last Day for an Advance:  June 30, 2015

Fiscal Year:     2010

EXHIBIT A

to the Seventh Amended and Restated Loan Contract,

dated as of April 15, 2011, between Oglethorpe Power Corporation

(An Electric Membership Corporation)

and the United States of America

EQUAL OPPORTUNITY CONTRACT PROVISIONS

During the performance of this contract, the contractor agrees as follows:

(a)                                  The contractor shall not discriminate against any employee or applicant for employment because of race, color, religion, sex or national origin.  The contractor shall take affirmative action to ensure that applicants are employed, and that employees are treated during employment without regard to their race, color, religion, sex or national origin.  Such action shall include, but not be limited to the following: employment, upgrading, demotion or transfer, recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship.  The contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided setting forth the provisions of this nondiscrimination clause.

(b)                                 The contractor shall, in all solicitations or advertisements for employees placed by or on behalf of the contractor, state that all qualified applicants shall receive consideration for employment without regard to race, color, religion, sex or national origin.

(c)                                  The contractor shall send to each labor union or representative of workers with which he has a collective bargaining agreement or other contract or understanding, a notice to be provided advising the said labor union or workers’ representative of the contractor’s commitments under this section, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

(d)                                 The contractor shall comply with all provisions of Executive Order 11246 of September 24, 1965, and of the rules, regulations and relevant orders of the Secretary of Labor.

(e)                                  The contractor shall furnish all information and reports required by Executive Order 11246 of September 24, 1965, and by the rules, regulations and orders of the Secretary of Labor, or pursuant thereto, and shall permit access to his books, records and accounts by the administering agency and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations and orders.

(f)                                    In the event of the contractor’s noncompliance with the non-discrimination clauses of this contract or with any of the said rules, regulations or orders, this contract may be canceled, terminated or suspended in whole or in part and the contractor may be declared ineligible for further Government contracts or federally assisted construction contracts in accordance with procedures authorized in Executive Order 11246 of September 24, 1965, and

such other sanctions may be imposed and remedies invoked as provided in said Executive Order or by rule, regulation or order of the Secretary of Labor, or as otherwise provided by law.

(g)                                 The contractor shall include the provisions of paragraphs (a) through (g) in every subcontract or purchase order unless exempted by rules, regulations or orders of the Secretary of Labor issued pursuant to section 204 of Executive Order 11246, dated September 24, 1965, so that such provisions shall be binding upon each subcontractor or vendor.  The contractor shall take such action with respect to any subcontract or purchase order as the administering agency may direct as a means of enforcing such provisions, including sanctions for noncompliance.  Provided, however, that in the event a contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the agency, the contractor may request the United States to enter into such litigation to protect the interests of the United States.

EXHIBIT B

to the Seventh Amended and Restated Loan Contract,

dated as of April 15, 2011, between Oglethorpe Power Corporation

(An Electric Membership Corporation)

and United States of America

DESCRIPTION OF RATING AGENCY SERVICES

(a)                                  Credit evaluation and assignment of long term credit rating;

(b)                                 Ongoing evaluation of Borrower’s rating, including a credit report published annually;

(c)                                  Annual presentation by senior Rating Agency analysts on Borrower’s credit rating to the RUS, if requested by the RUS; and

(d)                                 Furnish to the RUS copies of any written reports to Borrower.